As filed with the Securities and Exchange Commission on August 30, 2006
   Registration No. 333-135591

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTELGENX TECHNOLOGIES CORP.

( Name of small business issuer in its charter,)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code)	870299034 (I.R.S. Employer Identification Number)

6425 Abrams
Ville St- Laurent
Quebec, H4S 1X9
(514) 331-7440
(Address and telephone number of principal executive offices and place of business)
________________________
Horst Zerbe
IntelGenx Technologies Corp.
6425 Abrams
Quebec, H4S 1X9
(514) 331-7440
(Name, address and telephone of agent for service)

_____________________________
Copies to:
Richard Raymer
Hodgson Russ LLP
150 King Street West, Suite 2309
Toronto, Ontario M5H 1J9
Canada
Tel: 416.595.5100
_____________________________
Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Share	Amount of Registration Fee

Common Stock	3,516,489	$0.60	$2,109,893	$225.76
Common Stock underlying warrants exercisable at $0.41 per share	100,000	$0.60	$60,000	$6.42

Total	3,616,489			$238.18

_____________________________

1. We are registering the resale of shares of common stock by selling stockholders that we have issued to the selling stockholders as a result of an acquisition that we have made. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of additional shares of Common Stock as may be issuable with respect to the shares being registered as a result of stock splits, stock dividends and similar changes.

2. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c).  We have utilized the price of $0.60 per common share which was derived by adding a liquidity premium to the subscription price paid by the selling stockholders pursuant to subscription agreements entered into and accepted by IntelGenx Corp. on April 28, 2006 and exchanged on a one for one basis for shares of the Registrant on the same date. See "Business - Recent Developments".

3. Represents the higher of: (a) the exercise price of the warrants and (b) the offering price of securities of the same class as the common stock underlying the warrants calculated in accordance with rule 457(c), for the purpose of calculating the registration fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

August 30, 2006

IntelGenx Technologies Corp.
3,616,489 Shares of Common Stock

This prospectus relates to the offer for sale of 3,616,489 shares of our common stock by certain existing holders of the securities, referred to as selling stockholders throughout this document. The shares of common stock to be sold by the selling security holders include:

•	3,516,489 outstanding shares held by the selling stockholders; and
•	100,000 shares issuable to a selling stockholder upon exercise of warrants.

          All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. If the warrants are exercised so that the underlying shares may be sold, we will receive the exercise price of the warrants which is equal to $0.41 per share. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, to the extent a public market exists for our common stock at such time, may offer the common stock or interests therein from time to time through public transactions at prevailing market prices, at prices related to prevailing market prices, or through private transactions at privately negotiated prices. The Selling Stockholders will initially offer their shares of our common stock at $0.60, until such time as a market for our common stock develops, at which time the Selling Stockholders will sell shares of our common stock at the prevailing market price. This estimate is derived by adding a liquidity premium to the subscription price paid by the selling stockholders for shares of IntelGenx Corp. on April 28, 2006, which shares were exchanged on a one for one basis for shares of our common stock on the same date. See "Business - Recent Developments". We will pay all expenses of registering this offering of securities.

          There is presently no market for our common stock.

 Investing in our stock involves substantial risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 30, 2006

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the information under "Risk Factors" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Business

On April 28, 2006, IntelGenx Technologies Corp. ("IntelGenx Technologies"), a Delaware corporation, directly and indirectly through its Canadian holding corporation, completed the acquisition of 100% of the issued and outstanding shares and warrants of IntelGenx Corp., a Canadian corporation ("IntelGenx"). IntelGenx, organized in 2003, has continued its operations as a subsidiary of IntelGenx Technologies (the "IntelGenx Acquisition"). In this prospectus, unless otherwise indicated or the context otherwise requires, the "Company" we," "us," and "our" refer to IntelGenx Technologies and its subsidiaries including IntelGenx.

          We are a drug delivery company headquartered in Montreal (Quebec) which focuses on the development of oral controlled-release products for the generic pharmaceutical market as well as novel mucosal delivery systems.

  We currently have two unique, proprietary platform technologies that we use to develop products: (a) a Tri-Layer Tablet technology which allows for the development of oral controlled release products, and (b) a Quick Release Wafer technology for the rapid delivery of pharmaceutically active substances to the oral cavity. Our Tri-Layer technology is very versatile and reduces manufacturing costs significantly as compared to competing delivery technologies. The wafer technology allows for the instant delivery of pharmaceuticals to the oral mucosa and presently, management believes that this technology will give the Company a strong competitive position in the drug delivery market

Our Strategy

                Our business strategy is to develop pharmaceutical products based on our proprietary oral controlled-release drug delivery technologies and license the commercial rights to competent partner companies once the viability of the product has been demonstrated in exchange for down payments, milestone fees and royalties. These potential partners would then pay to complete the development of the products and handle the regulatory approval process of the product with the FDA (Food and Drug Administration) and or other regulatory bodies. The potential partners would also be responsible for distribution. In the future, in order to increase revenue, we plan to take selected high-potential pharmaceutical product candidates through the entire development process itself and then later, attempt to sign distribution agreements with potential partners. This strategy is aimed at attempting to maximize higher down payments and larger royalty payments on sales.

Our Competitive Strengths

We believe that our key competitive strengths include:

•	Our intellectual property ;

•	The manufacturing cost savings associated with our technology; and

•	The depth and breadth of our management teams' expertise and experience in the drug delivery industry.

The Offering

Shares offered by selling stockholders

          The selling stockholders will offer and sell up to an aggregate of 3,616,489 shares of common stock (of which 3,515,489 are currently outstanding), an amount equal to approximately 23% of our currently outstanding common stock. For a list of the selling stockholders and the amount of shares that each of them expects to sell, see "Selling Stockholders."

          The offering is being made by the selling stockholders for their benefit. We will not receive any of the proceeds of their sales of common stock.

Our common stock

          As of August 30, 2006, there were 16,007,489 shares of our common stock outstanding. There is presently no market for our common stock.

Plan of distribution

          We expect that the selling stockholders will sell the shares primarily through sales into the over-the-counter market made from time to time at prices that they consider appropriate. See "Plan of Distribution."

Background of the offering

In connection with the IntelGenx Acquisition we are registering the following shares of our common stock:

3,191,489 shares of our common stock issued to 34 shareholders of IntelGenx in exchange for 3,191,489 IntelGenx shares;

325,000 shares of our common stock issued as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Patrick J. Caruso pursuant to an agreement entered into between us and Mr. Caruso ("Caruso Consulting Agreement"), and

100,000 shares of our common stock issuable upon the exercise of purchase warrants issued to Mr. Caruso, in exchange for 100,000 common share purchase warrants of IntelGenx.

We also acquired, through our special purpose Canadian subsidiary, 6544361 Canada Inc ("Exchangeco"), 10,991,000 shares of IntelGenx, held by its principal shareholders pursuant to a share exchange agreement dated April 10, 2006, in exchange for 10,991,000 Class A Special Shares of Exchangeco. The Exchangeco shares are convertible into shares of our common stock on a one for one basis.

For more information with respect to the IntelGenx Acquisition, see "Business - Recent Developments".

Additional Information

Our executive offices are located at 6425 Abrams, Ville Saint-Laurent, Montreal, Quebec, H4S 1X9, Canada. Our web site address is http://www.Intelgenx.com. Information contained on our web site is not a part of this prospectus.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and you could lose all or part of your investment.

Risks Related to Our Business

We are at the developmental stage of our business and as such may experience setbacks in both business and product development.

We are subject to all of the risks inherent in both the creation of a new business and the development of new products. As a developmental-stage company, our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled released and other delivery products.  We do not know if we will be successful in the development of such products.

We may need additional capital to fulfill our business strategies. We may also incur unforeseen costs. Failure to obtain such capital would adversely affect our business.

We will need to expend significant capital in order to continue with our research and development by hiring additional research staff and acquiring additional equipment. If our cash flows from operations are insufficient to fund our expected capital needs, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of additional indebtedness. Additional funding may not be available on favorable terms, or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures, selling assets or downsizing or restructuring our operations. If we raise additional funds through public or private sales of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution.

The loss of the services of key personnel would adversely affect our business.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly Horst Zerbe, our Chairman of the Board and Chief Executive Officer, would be detrimental to our research and development programs and to our overall business.

We are dependent on collaborators to conduct clinical trials of, obtain regulatory approvals for, and manufacture, market, and sell our controlled release products

 We depend heavily on our pharmaceutical partners to pay for part or all of the research and development expenses associated with developing a new product and to obtain approval from regulatory bodies such as the FDA to commercialize these products. We also depend on our partners to successfully distribute these products after receiving regulatory approval.   We derive our revenues from research and development fees, milestone fees and royalty fees all of which are paid to us by our partners.  Our inability to successfully find pharmaceutical partners who are willing to pay us these fees in order to develop new products would negatively impact our business and our cash flows.

We have limited experience in manufacturing, marketing and selling pharmaceutical products. Accordingly, if we cannot maintain our existing collaborations or establish new collaborations with respect to our other products in development, we will have to establish our own capabilities or discontinue the commercialization of the affected product. Developing our own capabilities would be expensive and time consuming and could delay the commercialization of the affected product. There can be no assurance that we would be successful in developing these capabilities.

Our existing collaborations are subject to termination on short notice under certain circumstances including, for example, if the collaborator determines that the product in development is not likely to be successfully developed or not likely to receive regulatory approval, if we breach the agreement or upon a bankruptcy event. If any of our collaborations are terminated, we may be required to devote additional resources to the product, seek a new collaborator on short notice or abandon the product. The terms of any additional collaborations or other arrangements that we establish may not be favorable to us.

We are also at risk that these collaborations or other arrangements may not be successful. Factors that may affect the success of our collaborations include the following:

•

Our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us, which could affect our collaborator's commitment to the collaboration with us.

•	Our collaborators may reduce marketing or sales efforts, or discontinue marketing or sales of our products. This would reduce our revenues received on the products.

•

Our collaborators may terminate their collaborations with us. This could make it difficult for us to attract new collaborators or adversely affect perception of us in the business and financial communities.

•

Our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborator's commitment to us. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries.

We face competition in our industry, and many of our competitors have substantially greater experience and resources than we do.

We compete with other companies within the drug delivery industry, many of which have more capital, more extensive research and development capabilities and greater human resources than we do. Some of these drug delivery competitors include Biovail, Penwest, Andrx, Skypharma and Labopharm. Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical.

As a result, we expect competition to increase as technological advances are made and commercial applications broaden.

We are dependent upon sales outside the United States, which are subject to a number of risks.

Our future results of operation could be harmed by risks inherent in doing business in international markets, including:

•	Unforeseen changes in regulatory requirements;

•	Weaker intellectual property rights protection in some countries;

•	New export license requirements, changes in tariffs or trade restrictions;

•	Political and economic instability in our target markets;

We rely upon a third-party manufacturer, which puts us at risk for supplier business interruptions.

We have entered into an agreement with a third party manufacturer who will manufacture certain of our products once we complete development of these products and after we receive regulatory approval.    If our third-party manufacturer fails to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products in a timely manner could lead to the dissatisfaction of our distribution partners and damage our reputation, cause our distribution partners to cancel existing agreements with us and to stop doing business with us.

The third-party manufacturer that we depend on to manufacture our products is required to adhere to FDA regulations regarding cGMP, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. Failure by our third-party manufacturer to comply with cGMP and other regulatory requirements could result in actions against them by regulatory agencies and jeopardize our ability to obtain products on a timely basis.

We are subject to extensive government regulation including the requirement of approval before our products may be marketed. Even if we obtain marketing approval, our products will be subject to ongoing regulatory review.

We, our collaborators, our products, and our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in warning letters; fines and other civil penalties; delays in approving or refusal to approve a product candidate; product recall or seizure; withdrawal of product approvals; interruption of manufacturing or clinical trials; operating restrictions; injunctions; and criminal prosecution.

Our products cannot be marketed in the United States without FDA approval. Obtaining FDA approval requires substantial time, effort, and financial resources, and there can be no assurance that any approval will be granted on a timely basis, if at all. We rely on our partners for the  preparation of applications and for obtaining regulatory approvals. If the FDA does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of our products or our collaborator's products. Subsequent discovery of problems with an approved product may result in restrictions on the product or its withdrawal from the market.

In addition, both before and after regulatory approval, we, our collaborators, our products, and our product candidates are subject to numerous FDA requirements covering testing, manufacturing, quality control, current good manufacturing practices (cGMP), adverse event reporting, labeling, advertising, promotion, distribution, and export. We and our collaborators are subject to surveillance and periodic inspections to ascertain compliance with these regulations. Further, the relevant law and regulations may change in ways that could affect us, our collaborators, our products, and our product candidates. Failure to comply with regulatory requirements could have a material adverse impact on our business.

Manufacturing Guidelines

Regulations regarding the manufacture and sale of our future products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including cGMP, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.

The failure to obtain timely regulatory acceptance of our products, any product marketing limitations, or any product withdrawal would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn, or civil or criminal sanctions could be imposed, for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

The third party manufacturer that we depend on to manufacture our products is required to adhere to FDA regulations regarding cGMP and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries.

We may not be able to expand or enhance our existing product lines with new products limiting our ability to grow our company.

If we are not successful in the development and introduction of new products, our ability to grow our company will be impeded. We may not be able to identify products to enhance or expand our product lines. Even if we can identify potential products, our investment in research and development might be significant before we could bring the products to market. Moreover, even if we identify a potential product and expend significant dollars on development, we may never be able to successfully bring the product to market or achieve market acceptance for such product. As a result, we may never recover our expenses.

The market may not be receptive to products incorporating our drug delivery technologies

 The commercial success of any of our products that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost-

effective and safe. No product based on our technologies is marketed in the United States, so there can be no assurance as to market acceptance.

     Factors that we believe could materially affect market acceptance of these products include:

•	the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

•	the safety and efficacy of the product as compared to competitive products;

•	the relative convenience and ease of administration as compared to competitive products;

•	the strength of marketing distribution support; and

•	the cost-effectiveness of the product and the ability to receive third party reimbursement.

We are subject to environmental regulations, and any failure to comply may result in substantial fines and sanctions.

Our operations are subject to Canadian and international environmental laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. We believe that we are and have been operating our business and facility in a manner that complies in all material respects with environmental, health and safety laws and regulations; however, we may incur material costs or liabilities if we fail to operate in full compliance. We do not maintain environmental damage insurance coverage with respect to the products that we manufacture.

We may have to make significant expenditures in the future to comply with evolving environmental, health and safety requirements, including new requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may have to make significant additional site or operational modifications that could involve substantial expenditures or reduction or suspension of some of our operations. We cannot be certain that we have identified all environmental and health and safety matters affecting our activities and in the future our environmental, health and safety problems, and the costs to remediate them, may be materially greater than we expect.

Our limited cash resources restrict our ability to pay cash dividends.

Since our inception, we have not paid any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay any dividends on our common stock, our stockholders will be able to profit from an investment only if the price of the stock appreciates before the stockholder sells it.

We will need to make substantial financial and manpower investments in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, will require us to include this assessment and attestation in our Annual Report on Form 10-KSB commencing with the annual report for our fiscal year ended December 31, 2007.

We will incur significant increased costs in implementing and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex, and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our  internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

Risks Related to Our Intellectual Property

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own 2 U.S. patents and have applied for 4 U.S. patents, we will need to pursue additional protections for our intellectual property as we develop new products and enhance existing products. We may not be able to obtain appropriate protection for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our unpatented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

In 1995, the U.S. Patent and Trademark Office adopted changes to the U.S. patent law that made the term of issued patents 20 years from the date of filing rather than 17 years from the date of issuance, subject to specified transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. These changes may reduce the effective term of protection for patents that are pending for more than three years.

While we cannot predict the effect that these changes will have on our business, they could have a material adverse effect on our ability to protect our proprietary information. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights, or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate on research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

If we infringe on the rights of third parties, we may not be able to sell our products, and we may have to defend against litigation and pay damages.

If a competitor were to assert that our products infringe on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management's time and attention. Such claims could also cause our customers or potential customers to purchase competitors' products or defer or limit their purchase or use of our affected products until resolution of the claim. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.

Our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents may be subject to litigation, which could delay FDA approval and commercial launch of our products.

We expect to file or have our collaborators file ANDAs or NDAs for our controlled release products under development that are covered by one or more patents of the branded product. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity. Any significant delay in obtaining FDA approval to market our products as a result of litigation, as well as the expense of such litigation, whether or not we or our collaborators are successful, could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities

There is no current trading market for our shares.

     There is not currently, nor has there ever been, a public trading market for our common stock  As of August 30, 2006, there were 72 stockholders of record of our common stock.

We intend to ask broker/dealers to submit an application to have our shares quoted on the Over the Counter Bulletin Board.  Inclusion on the OTC Bulletin Board would permit price quotations for our shares to be published by that service.  Although we intend to request that an application to the OTC Bulletin  Board be submitted,  we do not  anticipate a public  trading  market in our shares in the immediate  future.  Except for the application to be submitted to the  OTC  Bulletin  Board,  there  are  no  plans,  proposals, arrangements  or understandings with any person concerning the development of a trading market in any of our  securities.  There can be no assurance that our  shares  will be accepted for trading on the OTC Bulletin Board or any other  recognized  trading market.  Also, there can be no assurance that a public  trading  market  will develop  following  acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained.

The  ability  of  individual  stockholders  to  trade  their  shares  in  a particular  state may be subject to various rules and regulations of that state. A number of states  require that an issuer's  securities  be registered in their state or  appropriately  exempted from  registration  before the  securities are permitted  to trade in that state.  Presently,  we have no plans to register our securities in any particular state.

..

In the event that our shares are quoted for trading on the Over the Counter Bulletin Board. our stock price may be volatile because of factors beyond our control and you may lose all or a part of your investment.

 The market price of our common stock could be subject to significant fluctuations and may decline below the offering price See "Market for Common Equity and Related Stockholder Matters". Any of the following factors could affect the market price of our common stock:

•	Our failure to achieve and maintain profitability;

•	Changes in earnings estimates and recommendations by financial analysts;

•	Actual or anticipated variations in our quarterly results of operations;

•	Changes in market valuations of similar companies;

•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•	The loss of major customers or product or component suppliers;

•	The loss of significant partnering relationships;

•	Product liability lawsuits or product recalls; and

•	General market, political and economic conditions.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

We have a concentration of stock ownership and control, and a small number of stockholders have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with yours.

Our common stock ownership is highly concentrated. See "Security Ownership of Certain Beneficial Owners and Management." As a result, a relatively small number of stockholders, acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those stockholders' interests may conflict with yours.

In the event that our shares are quoted for trading on the Over the Counter Bulletin Board  we expect that our common stock will initially trade below $5.00 per share and that we will therefore be subject to penny stock regulations and restrictions.

Broker-dealers  who sell  penny  stocks to persons  other than  established customers and accredited  investors  (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000,  or $300,000 together with their spouse), are subject to additional sales practice  requirements.  Broker-dealers must also make a special  suitability  determination  for the  purchase  of such securities  and must  have  received  the  purchaser's  written  consent  to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock,  unless exempt, the rules require the delivery,  prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer     must  also disclose  the   commissions   payable  to  both  the broker-dealer and the registered representative,  and current quotations for the securities.  Finally,  monthly  statements  must be sent to  clients  disclosing recent  price  information  for  the  penny  stocks  held  in  the  account  and information on the limited market in penny stocks.

Consequently,  these rules may  restrict the ability of  broker-dealers  to trade and/or maintain a market in our common stock and may affect the ability of stockholders  to  sell  their  shares.  These  requirements  may  be  considered cumbersome by  broker-dealers  and could impact the  willingness of a particular broker-dealer to make a market in our shares,  or they could affect the value at which our shares trade.  Classification  of the shares as penny stocks increases the risk of an investment in our shares.

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company. In addition, we may not be able to attract the attention of major brokerage firms or institutional buyers.

 Additional risks may exist because we became public through a "reverse merger" with a shell corporation. Although the shell did not have recent or past operations or assets and we performed a due diligence review of the public company, there can be no assurance that we will not be exposed to undisclosed liabilities resulting from the prior operations of our company.

 Security analysts of major brokerage firms and securities institutions may not cover us since there are no broker-dealers who sold our stock in a public offering who would have an incentive to follow or recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as "may," "intend," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "anticipate," "predict," "project," "potential," or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading "Risk Factors" beginning on page 5, as well as the following:

•	Our limited operating history and business development associated with being a development stage company;

•	Our history of operating losses, which we expect to continue;

•	Our ability to generate enough positive cash flow to pay our creditors;

•	Our dependence on key personnel;

•	Our need to attract and retain technical and managerial personnel;

•	Our ability to execute our business strategy;

•	Intense competition with established leaders in the drug delivery industry;

•	Our ability to protect our intellectual property and proprietary technologies;

•	Costs associated with potential intellectual infringement claims asserted by a third party;

•	Our exposure to product liability claims resulting from the use of our products;

•	General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

•	Our exposure to unanticipated and uncontrollable business interruptions;

•	Pricing and product actions taken by our competitors;

•	Financial conditions of our customers;

•	Customers' perception of our financial condition relative to that of our competitors;

•	Changes in United States or foreign tax laws or regulations;

•	Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

•	Our dependence on our pharmaceutical partners;

•	Costs of raw materials and energy;

•	Unforeseen liabilities arising from litigation;

•	Our ability to successfully complete the integration of any future acquisitions;

•	Our exposure to undisclosed liabilities of the public shell corporation;

•	Our ability to project the market for our products based upon estimates and assumptions; and

•	Our ability to obtain approvals needed to market our products.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  There is not currently, nor has there ever been, a public trading market for our common stock as of August 30, 2006, there were approximately 72 stockholders of record of our common stock. We intend to ask broker/dealers to make an initial application to the NASD to have our shares quoted on the OTC Bulletin Board.

Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service.  Although we intend to request that an  application to the OTC Bulletin  Board be submitted,  we do not  anticipate a public  trading  market in our shares in the immediate  future.  Any future secondary trading of our shares may be subject to certain state imposed restrictions.  Except for the application to the  OTC  Bulletin  Board,  there  are  no  plans,  proposals,  arrangements  or understandings with any person concerning the development of a trading market in any of our  securities.  There can be no  assurance that our  shares  will be accepted for trading on the OTC Bulletin Board or any other  recognized  trading    market.  Also, there can be no assurance that a public trading market will develop following acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained.

 The  ability  of  individual  stockholders  to  trade  their  shares  in  a particular  state may be subject to various rules and regulations of that state. A number of states  require that an issuer's  securities  be registered in their state or  appropriately  exempted from  registration  before the  securities are permitted  to trade in that state.  Presently,  we have no plans to register our securities in any particular state.

 Under the provisions of Rule 144 of the Securities Act of 1933,  restricted securities may be sold into the public market, subject to holding period, volume and other  limitations  set forth under the Rule. In general,  under Rule 144 as currently in effect,  a person (or persons whose shares are  aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities  Act), is entitled to sell,  within any  three-month  period,  an amount of shares that does not exceed the greater of:

*    the average  weekly  trading  volume in the common  stock,  as reported through  the  automated quotation  system of a     registered  securities association, during the four calendar weeks preceding such sale, or

     *    1% of the shares then outstanding.

In order  for a  stockholder  to rely on Rule 144,  there must be available  adequate  current public  information with respect to our business and financial status.  A person  who is not  deemed to be an  "affiliate"  and has not been an affiliate for the most recent three months,  and who has held restricted  shares for at least two years would be  entitled to sell such shares  under Rule 144(k) without regard to the various resale limitations of Rule 144.

We believe that 15,800 shares of our common stock are currently available for resale under rule 144.

There are 100,000 shares of common stock which are reserved for issuance in connection with the exercise of warrants issued to Mr. Caruso.

The Company has agreed to register an additional 10,991,000 shares of common stock in connection with the IntelGenx Acquisition, see "Business - Recent Developments".

Dividends

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

Securities Authorized for Issuance under Equity Compensation Plan

As of August 30, 2006 we did not have any equity compensation plans in place.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future. Payments of any cash dividends in the future to holders of our common stock would be in the discretion of our board of directors and would depend on our financial condition, results of operations, capital and legal requirements and other factors deemed relevant by our board of directors.

SELLING STOCKHOLDERS

Background

 We are registering the shares of our common stock offered for resale pursuant to this prospectus in order to satisfy our obligations to the selling stockholders.  The background for the registration for each class of selling stockholder is set forth below.

In connection with the IntelGenx Acquisition we are registering the following shares of our stock:

3,191,489 shares of our common stock issued to 34 shareholders of IntelGenx in exchange for 3,191,489 IntelGenx shares.

325,00 shares of our common stock issued as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Patrick J. Caruso pursuant to an agreement entered into between us and Mr. Caruso ("Caruso Consulting Agreement"), and 100,000 shares of common stock issuable upon the exercise of purchase warrants issued to Mr. Caruso in exchange for 100,000 common share purchase warrants of IntelGenx.

We also acquired, through our special purpose Canadian subsidiary, 6544361 Canada Inc ("Exchangeco"), 10,991,000 shares of IntelGenx, held by its principal shareholders pursuant to a share exchange agreement dated April 10, 2006, in exchange for 10,991,000 Class A Special Shares of Exchangeco. The Exchangeco shares are convertible into shares of our common stock on a one for one basis.

For more information with respect to the IntelGenx Acquisition see "Business - Recent Developments".

Selling Stockholder Table

 The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder,  and the number of shares of common stock issuable upon exercise of all warrants owned or beneficially owned by such selling stockholder.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Each selling stockholders' percentage of ownership in the following table is based on 16,007,489 shares of our common stock outstanding as of August 30, 2006.  The selling stockholders may offer the shares for sale from time to time in whole or in part.  Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Beneficial Ownership

Number of	Number of Shares Being Registered	Number of Shares owned after the offering
Name					Shares	Percentage

Patrick J. Caruso (1)		425,000	425,000	0		0
1146992 Ontario Limited		106,383	106,383	0		0
Reiza Rayman		53,191	53,191	0		0
Shangrila Capital L. P.		212,766	212,766	0		0
David P. Coffin-Beach		53,191	53,191	0		0
Jonathan Clapham		212,766	212,766	0		0
Roger Wright		53,191	53,191	0		0
Wendelyn Financial Limited		21,277	21,277	0		0
Peter Shippen		35,000	35,000	0		0
Sigmond Soudack		106,383	106,383	0		0
Philip Turk		53,191	53,191	0		0
John Vaughan		31,915	31,915	0		0
Peter Turk		31,915	31,915	0		0
Sammy Tassone		106,383	106,383	0		0
Susie Tassone		63,830	63,830	0		0
Carmelo Buttice		74,468	74,468	0		0
Redwood Asset Management Inc.		212,766	212,766	0		0
Carlo Sansalone		53,191	53,191	0		0
Frank Calandra		212,766	212,766	0		0
Fabio Chianelli		53,191	53,191	0		0
Frank Calandra		212,766	212,766	0		0
Jackie Chang		53,191	53,191	0		0
Bulent Pakdil		21,277	21,277	0		0
DRD Capital Inc.		74,468	74,468	0		0
Frank Calandra In Trust		63,830	63,830	0		0
2099419 Ontario Inc.		36,170	36,170	0		0
Fevzi Ogelman		375,641	375,641	0		0
Jenny Altman		127,659	127,659	0		0
2100538 Ontario Inc.		265,958	265,958	0		0
2098205 Ontario Inc.		138,297	138,297	0		0
S. Paul Pathak		21,277	21,277	0		0
Elliot Birnboim		10,638	10,638	0		0
Risa Sokoloff		10,638	10,638	0		0
Dan Chitiz		10,638	10,638	0		0
Manoj Pundit		21,277	21,277	0		0

Total		3,616,489	3,616,489
(1) Includes 100,000 shares of common stock underlying 100,000 warrants exercisable at $0.41 per common share.

DILUTION

We are not selling any of the shares of common stock in this offering. All the shares sold in this offering will be held by the selling stockholders at the time of sale, so that no dilution will result from the sale of the shares.

BUSINESS

General Business Overview

We are a drug delivery company focusing on the development of oral controlled-release products for the generic pharmaceutical market as well as novel oral delivery systems. We have positioned ourselves as a provider of product development services to the pharmaceutical industry, focusing on the development of products that are based on our proprietary oral drug delivery technologies.  Drug delivery systems are an important tool in the hand of the physician to optimize drug therapy. For the pharmaceutical industry, they represent an opportunity to extend the market exclusivity and thereby the product lifecycle for drugs that are about to lose patent protection. According to a report by CMR Intl, products incorporating drug delivery systems represent 13% of the current US$337 billion global pharmaceutical market with sales of U.S. drug delivery products totaling $30 billion in 2005. The oral drug delivery segment of the market continues to be the largest with sales totaling $18 billion in 2005. CR (Controlled Release) dosage forms make up an important part of the oral drug delivery market. These advanced delivery technologies provide the patient with the required amount of medication over a pre-determined, prolonged period of time, preferably over 24 hours. Because of the reduced fluctuation of the active drug in the blood, these advanced products are safer and more tolerable than conventional dosage forms and show better patient compliance. In order to utilize the full therapeutic potential of a drug, the pharmaceutical industry has been moving towards designing intelligent delivery systems in addition to the development of new drugs as a means of more cost-efficiently meeting the requirements of new therapeutic trends.

We currently have two unique, proprietary drug delivery platform technologies that we use to develop products: a Tri-Layer Tablet technology which allows for the development of oral controlled release products, and a Quick Release Wafer technology for the rapid delivery of pharmaceutically active substances to the oral cavity. Our Tri-Layer technology is very versatile and is aimed at reducing manufacturing costs significantly as compared to competing delivery technologies. The wafer technology allows for the instant delivery of pharmaceuticals to the oral mucosa.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and license the commercial rights to competent partner companies once the viability of the product has been demonstrated. In addition, we then anticipate that we may undertake full development of certain products without seeking a partner until the product reaches the marketing and distribution stage.  We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Technology Platforms

Our Tri-Layer platform technology represents a new generation of controlled release layered tablets to modulate the release of active compounds. The technology is based on a Tri-Layer tablet with an active core layer and two erodible cover layers.  The release of the active from the core matrix initially occurs in a first-order fashion. As the erodible layers start to disintegrate, the permeation of the active ingredient through the cover layers increases. The Tri-Layer tablet can thus produce quasi-linear (zero-order) kinetics for releasing a chemical compound over a desired period. The erosion rate of the cover layers can be customized according to the physico-chemical properties of the active drug.

Our Instant Delivery Film technology is made up of a thin (25-35 micron) polymeric film comprised of USP components that are safe and approved by the FDA for use in food, pharmaceutical, and cosmetic products. Derived from the edible film technology used for breath strips and initially developed for the instant delivery of savory flavors to food substrates, the Instant Delivery Film has distinct advantages over existing fast dissolving oral tablets which, management believes, make it the application system of choice for indications requiring rapid onset of action like migraine, motion sickness and nausea.

Product Portfolio

We have assembled a product portfolio that includes an attractive blend of generic products that management believes will generate short-term revenues and high-potential opportunities that are based on the Company's proprietary delivery technology.

INT0001/2004.  This is the most advanced generic product involving our Tri-Layer technology. Equivalency with the reference product Toprol XL and its European equivalent Beloc-ZOK has been demonstrated in-vitro. The product has been tested in phase I studies.

INT0003/2005.  We have entered a development agreement with Cary Pharmaceuticals for the development of a once-daily tablet product containing an antidepressant and a nicotine antagonist. The product is intended for smoking cessation.

INT0004/2006. The formulation development for a total of four strengths of an FDA approved antidepressant, two of them being 505(b)(2) submissions, are ongoing.

INT0005/2005. We are developing a bi-layer tablet containing a fixed-dose combination of a non-steroidal anti-inflammatory drug and a synthetic prostaglandin. Formulation development is completed and a pilot bio batch has been manufactured.

                INT0006/2005.  We have entered into a development agreement with Novavax Inc., a pharmaceutical company based in Malvern, PA for the development and manufacturing of a prenatal vitamin supplement product involving the Company's proprietary manufacturing technology and expect to commence commercialization of the product in Q1/2007.

INT0007/2006.  A wafer product based on our proprietary edible film technology is in its early development stage. The product is intended for the treatment of erectile dysfunction (ED).

The key product opportunities are summarized in the following table:

Product	Indication	Status
INT0001/2004	CHF, Hypertension	Pivotal batches in preparation
INT0003/2005	Smoking cessation	Pilot biobatch completed
INT0004/2006	Antidepressant	Formulation development
INT0008/2006	nicotine antagonist	Early formulation development
INT0006/2005	Pre-natal vitamin supplement	Manufacturing scale-up
INT0005/2005	Osteoarthritis	Pilot batch completed.
INT0007/2006	ED	Pre-formulation activities

 Our Strategy

Our business strategy is to develop pharmaceutical products based on our proprietary oral controlled-release drug delivery technologies and license the commercial rights to competent partner companies once the viability of the product has been demonstrated in exchange for down payments, milestone fees and royalties. These potential partners would then fund the development of the products until completion and handle the regulatory approval process of the product with the FDA (Food and Drug Administration) and/or other regulatory bodies. The potential partners would also be responsible for the marketing and distribution of the product(s). In the future, in order to increase revenue, we plan to take selected high-potential pharmaceutical product candidates through the entire development process itself and then later, attempt to sign distribution agreements with potential partners. This strategy is aimed at adding value to the projects at the development stage, thus creating higher down payments and larger royalty payments on sales.

Our main growth strategies include (1) lifecycle management opportunities of existing products, (2) generic drugs with high barriers to entry, (3) vitamin combination products, and (4) new drug delivery technologies.

Lifecycle Management Opportunities

To achieve our goal of creating attractive business opportunities, we have undertaken a strategy under which we will position our delivery technology as an opportunity for lifecycle management of products for which the patent protection of the active ingredient is about to expire. While the substance patent cannot be extended, patent protection can be obtained for a new and improved formulation, which has to be filed with the FDA under a 505(b)(2) application.  The first formulation for a respective active ingredient which is filed with the FDA under a 505(b)(2) application, will enjoy two years of market exclusivity after product launch. Based on past partnerships between third party drug delivery companies and pharmaceutical companies, management believes that pharmaceutical companies will partner with drug delivery companies who possess innovative technologies to develop these special dosage formulations.

We source our 505(b)(2) eligible projects in two ways: either we develop a potential product to proof of concept stage and then solicit potential pharmaceutical partners, or potential partners approach us directly or through the use of an intermediary with a particular product candidate for the Company to work on. The pharmaceutical partners provide the funding required for the product development and in return get the exclusive distribution rights for the products. We receive from our partners, development milestone payments and royalties upon commercialization. We believe that these "505(b)(2) products" represent the most lucrative opportunity for us to date.

Generic Drugs with High Barriers to Entry

We will also pursue generic drugs that are not 505(b)(2) candidates but that have certain barriers to entry, e.g. where product development and manufacturing are more complex and therefore limit the number of potential entrants into the generic market. We will work on such projects if there is a strong chance to be first to market. An example of such a product is the Company's INT0005/2005, a fixed-dose combination medication requiring complex formulation and manufacturing technology. In this case, we believe that we have a strong chance of being first to market and therefore command a lead presence in this market. We also believe that our inexpensive manufacturing process will also ensure that if and when new entrants come into the market, we will still be able to stay ahead of the competition and maintain a strong profit margin.

Vitamin Combination Products

We plan to develop more products using the proprietary technology we developed for our prenatal vitamin and mineral supplement. The advantage of developing products for the vitamin and mineral supplement market is that this market is large and current products are homogeneous differentiating themselves mostly on price. With our unique technology that increases the active ingredients' absorbency rates, we believe that we can successfully differentiate ourselves from competing products in the market place. We believe that these types of products represent shorter term revenue opportunities for the Company since these products are not regulated as pharmaceutical products and do not require FDA approval, therefore significantly reducing the time to market of these products.

New Drug Delivery Technologies

Our prenatal vitamin supplement is an example of how we are mazimizing the return on our technology investment by applying out existing technology platforms to new products and markets. As we continue to work with various partners on different products, we believe that we will have the opportunity to develop new proprietary technologies that may open up new market sectors for us in the future.

Competition

The pharmaceutical industry is highly competitive and is affected by new technologies, government regulations, healthcare legislation, availability of financing, litigation and other factors. Many of  our competitors have longer operating histories and greater financial, technical, marketing, legal and other resources than  us and some of our collaborators. In addition, many of our competitors have significantly greater experience than us in conducting clinical trials of pharmaceutical products, obtaining FDA and other regulatory approvals of products, and marketing and selling approved products. We expect that we will be subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical and specialty pharmaceutical industry.

The key factors affecting the success of our drug delivery products are likely to include, among other things:

•	the safety and efficacy of our products;

•	the relative speed with which we can develop products;
•	generic competition for any product that we will develop;

•	our ability to defend our existing intellectual property and to broaden our IP and technology base;

•	our ability to differentiate our products; and

•	external factors affecting pricing.

In order to establish ourselves as a viable industry partner and secure a stable growth, we have to continue to invest in R&D in order to further strengthen our technology base, and be able to manufacture our products through our manufacturing partner at competitive costs.

Manufacturing Partnership

We have established a strategic partnership with Keata Pharma Inc., a wholly owned subsidiary of PharmEng International Inc. based in Markham, Ontario. Under this partnership, Keata Pharma provides pharmaceutical manufacturing services to us and promotes our product development services to interested pharmaceutical companies. In addition, we are co-developing generic products with Keata for the European generic market. We do not anticipate any raw material shortages for the products that we are currently developing.

Dependence on Major Customers

We do not rely on any one or a few major customers for our end products. We do however depend on a few partners for the development of new products, to obtain approval from regulatory bodies such as the FDA to commercialize these products and for the successful distribution of these products.

Intellectual Property and Patent Protection

We plan to aggressively continue to protect our intellectual property and technology by applying for patent protection in the United States and in the most relevant foreign markets in anticipation of future commercialization opportunities.

We intend to file core technology patents covering the use of our platform technologies in any pharmaceutical products.  We also rely on trade secrets, common law trademark rights and trademark registrations and intend to protect our intellectual property through non-disclosure agreements, license agreements and appropriate restrictions and controls on the distribution of information.

Patent No.	Title	Subject	Date submitted / issued
US 6,231,957	Rapidly disintegrating flavor wafer for flavor enrichment	The composition, manufacturing, and use of rapidly disintegrating flavored films for releasing flavors to certain substrates	May 15, 2001
US 6,660,292	Rapidly disintegrating film for precooked foods	Composition and manufacturing of flavored films for releasing flavors to precooked food substrates	December 9, 2003
US Appl. 10/123,142	Flavored film	Composition and manufacturing method of multi-layered films	April 16, 2002

US Appl. 60/755,280	Multi-Layer Tablet	Formulation and Method of Preparation of Multi-Layered Tablets	December 30, 2005

US Appl. 60/748,298

Multi-Vitamin And Mineral Supplement	Formulation And Method of Preparation of Prenatal Multi-Vitamin Supplement	December 7, 2005

US Appl. 60/772,547

Delayed Release Oral Dosage Form And Method Of Making Same	Formulation And Method Of Making Bi-Layer Tablets Containing Delayed-Release Diclofenac And Misoprostol	February 13, 2006

US Appl. 60/772,547

Stabalized Bupropion and Bupropion / Mecamylamine Tablets	Formulation and Method of Preparation of Stabilized Bupropion and Bupropion / Mecamylamine Tablets	July, 2006

Government Regulation

The pharmaceutical industry is highly regulated. We have to remain current with FDA and other regulatory requirements in order to get new products approved. The consequence of this will be higher R&D expenses in order to meet regulatory requirements. We are responding to these regulatory challenges by focusing on 505(b)(2) opportunities that, by applying our drug delivery technology to existing drugs, give us access to high-potential product opportunities by limiting R&D expenses and time-to-market as compared to NDA (New Drug Application) products.

Research and Development

 We are currently working on several 505(b)(2) opportunities using our Tri-Layer and Quick Release Wafer platform technologies. We source our 505(b)(2)  projects in two ways: either we develop a potential product to proof of  concept  stage  and then  solicit  potential  pharmaceutical  partners,  or potential  partners  approach  us  directly  or  through  the  use  of an intermediary with a particular product candidate for us to work on. The pharmaceutical partners  provide the funding required for the product development  and in return  get the exclusive  distribution rights for the products.  We receive development milestone payments from our partners and  royalties  upon  commercialization. Currently, development  fees and  milestone  payments  account  for 100% of our  revenues,  and 53% of our R&D expenses were used to support partner programs.

Environmental Regulatory Compliance

We believe that we are fully compliant with environmental regulations of our research and development facility located in Ville Saint-Laurent, Quebec.

Employees

As of August 30, 2006  we had 7 full-time employees and one part-time employee. Five full-time employees and the part-time employee are directly involved in product development activities. The technical staff includes 3 Ph.D.'s, and one MD.

Facilities

We currently occupy 3,100 square feet of leased space at a rate of (Cdn.) $8.29/square foot in an industrial zone in Ville St.-Laurent, Quebec, Canada under a 5-year renewable lease agreement. We may have to expand our laboratory space in order to continue to support ongoing product development activities and allow the addition of further development programs. This may require us to move to a different location. Management has therefore entered into discussions with the current landlord to look for alternative facilities that would meet our need for additional space at affordable costs.

Recent Developments

On April 28, 2006, IntelGenx Technologies, directly and indirectly through its Canadian holding corporation, completed the acquisition of 100% of the issued and outstanding shares and warrants of IntelGenx. IntelGenx continued its operations as a controlled subsidiary of IntelGenx Technologies.  IntelGenx Technologies acquired the shares of IntelGenx held by its principal shareholders pursuant to a share exchange agreement dated April 10, 2006 which IntelGenx Technologies entered into with IntelGenx and the principals of IntelGenx.  IntelGenx Technologies also acquired 100,000 common share purchase warrants of IntelGenx pursuant to a securities purchase agreement which we entered into with Patrick J. Caruso, in exchange for 100,000 common share purchase warrants of IntelGenx Technologies.  IntelGenx Technologies also acquired 3,191,489 common shares of IntelGenx from 34 investors in exchange for 3,191,489 shares of IntelGenx Technologies.

IntelGenx Technologies' special purpose Canadian subsidiary, 6544361 Canada Inc., completed the acquisition of 10,991,000 common shares of IntelGenx held by Horst Zerbe, Ingrid Zerbe and Joel Cohen (the "IntelGenx Principals") pursuant to the Share Exchange Agreement and other agreements among IntelGenx Technologies, its wholly owned subsidiary 6544631 Canada Inc. ("Exchangeco"), the IntelGenx Principals and Equity Transfer Services Inc. ("Equity").  Under the Share Exchange Agreement, Exchangeco acquired all of the issued and outstanding common shares of IntelGenx held by the IntelGenx Principals in exchange for 10,991,000 Class A Special Shares of Exchangeco ("Exchangeable Shares").  At closing of the Share Exchange Agreement, IntelGenx Technologies, Exchangeco, the IntelGenx Principals and Equity entered into an Exchange and Voting Trust Agreement (the "Exchange and Voting Trust Agreement") pursuant to which 10,991,000 shares of IntelGenx Technologies common stock (the "Trust Shares") were issued to Equity, in its capacity as trustee for the Principals, as security for IntelGenx Technologies' covenants under the provisions of the Exchangeable Shares.  At closing, IntelGenx Technologies, Exchangeco and Equity also entered into a support agreement ("Support Agreement") which, among other things, sets forth the terms and conditions upon which the IntelGenx Principals may exchange the Exchangeable Shares for a corresponding number of shares of IntelGenx Technologies common stock.  IntelGenx Technologies may satisfy its obligations by instructing the Trustee to deliver one IntelGenx Technologies common share for each such Exchangeable Share.  IntelGenx Technologies, Exchangeco, Equity and the IntelGenx Principals also entered into an escrow agreement (the "Escrow Agreement") pursuant to which the IntelGenx Principals have deposited into escrow with Equity, as escrow agent, all of the Exchangeable Shares and they have undertaken to deposit with Equity any Trust Shares for which the Exchangeable Shares may be exchanged from time to time, over a term of 3 years following closing.  The Escrow Agreement provides that the Exchangeable Shares and any Trust Shares held in escrow may not be sold, assigned or transferred, except as expressly permitted under the Escrow Agreement, and shall be released from escrow at the end of the 3-year term.

The Trustee, as the holder of record of the Trust Shares, shall be entitled to all of the voting rights, including the right to vote in person or by proxy the Trust Shares on any matters, questions, proposals or propositions whatsoever that may properly come before the stockholders of IntelGenx Technologies or at a meeting of IntelGenx Technologies stockholders or in connection with respect to all written consents sought by IntelGenx Technologies from its stockholders (the "Voting Rights").  The Voting Rights shall be and remain vested in and exercised by the Trustee.  As further particularized in the Exchange and Voting Trust Agreement, the Trustee shall exercise the Voting Rights only on the basis of instructions received from the IntelGenx Principals entitled to instruct the Trustee as to the voting thereof at the time at which the stockholders meeting is held or a stockholders' consent is sought.

To the extent that no instructions are received from an IntelGenx Principal with respect to the Voting Rights to which such person is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

Under the terms of the Exchangeable Shares, the IntelGenx Principals will have the right to exchange the Exchangeable Shares for a corresponding number of shares of IntelGenx Technologies common stock at any time after closing of the transaction.  Prior to the exercise of such exchange rights, Equity will be the owner of record of the Trust Shares and will retain power to vote the Trust Shares or grant consent in regard to any and all matters presented for approval by the holders of IntelGenx Technologies common stock.  Under the terms of the Exchange and Voting Trust Agreement, Equity, in its capacity as trustee, will act in regard to such matters only in accordance with instructions given by the IntelGenx Principals, respectively. In its capacity as trustee, Equity does not have any powers of disposition over the Trust Shares except as expressly required under the Exchange and Voting Trust Agreement and the Support Agreement.

All of such Exchangeable Shares and the Trust Shares were issued pursuant to the exemptions from registration provided under National Instrument 45-106 under Canadian securities laws and will be exempt from registration under the U.S. Securities Act of 1933, as amended, pursuant to Section 4(2) of that Act and Regulation D - Rule 506 and/or Regulation S promulgated there under.

Immediately prior to closing of the Share Exchange Agreement, IntelGenx issued 3,191,489 common shares to 34 investors ("Investors") pursuant to private placement subscription agreements at an issue price of (Cdn.) $0.47 per share.  At closing, all of the 3,191,489 common shares of IntelGenx held by the Investors were transferred to IntelGenx Technologies pursuant to the Share Exchange Agreement, in exchange for 3,191,489 shares of IntelGenx Technologies common stock pursuant to letters of transmittal and acceptance and powers of attorney executed by the Investors.

At closing, IntelGenx Technologies entered into a securities purchase agreement ("Caruso Securities Purchase Agreement") with Patrick J. Caruso pursuant to which we purchased from Mr. Caruso warrants to purchase 100,000 common shares of IntelGenx at (Cdn.) $0.47 per share on or before March 15, 2008 in exchange for which IntelGenx Technologies issued to Mr. Caruso warrants entitling the holder to purchase 100,000 shares of IntelGenx Technologies common stock at (Cdn.) $0.47 per share on or before April 28, 2008.  Additionally, at closing, IntelGenx Technologies entered into a business consultancy agreement ("Caruso Consulting Agreement") with Mr. Caruso pursuant to which IntelGenx Technologies issued to Mr. Caruso 325,000 shares of IntelGenx Technologies common stock as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Caruso under the agreement.

After giving effect to the issuance of the 10,991,000 shares of IntelGenx Technologies common stock under the Share Exchange Agreement, the issuance of 3,191,489 shares of IntelGenx Technologies stock to the Investors, the issuance of 100,000 warrants of IntelGenx Technologies  pursuant to the Caruso Securities Purchase Agreement and the issuance of 325,000 shares of IntelGenx Technologies  common stock pursuant to the Caruso Consulting Agreement, the number of Trust Shares that will be issued to Equity as trustee for the Vendors in the aggregate will constitute 68.7% of the approximately 16 million shares of IntelGenx Technologies common stock that will be issued and outstanding.  After giving effect to the issuance of the shares of IntelGenx Technologies in connection with the IntelGenx Acquisition, Horst Zerbe, Ingrid Zerbe and Joel Cohen will, pursuant to rights attached to the Exchangeable Shares to be issued to them under the Share Exchange Agreement, be entitled to acquire and beneficially own, respectively, 4,709,643, 4,709,643 and 1,571,713 shares of IntelGenx Technologies common stock constituting, respectively, 29.4%, 29.4% and 9.8% of the IntelGenx Technologies common stock that will be issued and outstanding.

Prior to the completion of the IntelGenx Acquisition and except for the Share Exchange Agreement and the transactions contemplated there under, neither IntelGenx nor the shareholders of IntelGenx were or have been engaged in any direct or indirect transaction with IntelGenx Technologies and the IntelGenx Acquisition is not considered a related party transaction.

Pursuant to the terms of the Support Agreement, the holders of the Exchangeable Shares will economically benefit to the same extent as direct shareholders of IntelGenx Technologies in the event of any dividend or other distribution.

Exchangeco shall on any day ("Redemption Date") to be determined by Exchangeco's board of directors after the tenth anniversary of the date of the IntelGenx Acquisition, redeem the then outstanding Exchangeable Shares for an amount per Exchangeable Share (the "Redemption Price") equal to (I) the current market price of an IntelGenx Technologies common share on the last business day prior to the Redemption Date (which may be satisfied in full by Exchangeco causing an instruction to be given to the Trustee to deliver, in respect of each Exchangeable Share held by each respective holder thereof, one IntelGenx Technologies common share, and obtaining written confirmation of such delivery by the Trustee), plus (ii) the unpaid dividend amount, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

The Exchangeable Shares may, at any time prior to the Redemption Date, be exchanged by any of the IntelGenx Principals in exchange for the same number of shares of IntelGenx Technologies common stock.  The number of shares of IntelGenx Technologies common stock to be transferred to the holders of the Exchangeable Shares upon such exchange will be subject to corresponding adjustment in the event of any IntelGenx Technologies securities dividend, forward split, reverse split, or similar event. The holders of the Exchangeable Shares will also benefit to an identical extent as all other IntelGenx Technologies shareholders in the event of a tender offer or other similar transaction.

All IntelGenx Technologies events related to payment of dividends, redemption or purchase or any capital distribution in respect of IntelGenx Technologies common shares or any shares other than the Exchangeable Shares, redemption or purchase of any shares other than the Exchangeable Shares, or issuance of any other exchangeable shares, shall in each case be subject to approval by holders of not less than 66.6% of then-outstanding Exchangeable Shares. In addition, IntelGenx Technologies must obtain the same consent prior to any action to re-classify, subdivide, re-divide or make any similar change to the outstanding shares of IntelGenx Technologies, or effect an amalgamation, merger, reorganization or other transaction affecting the IntelGenx Technologies shares of common stock.

Item 2:     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the audited annual financial statements and notes for the year ended December 31, 2005 and the financial statements for the three and six month periods ended June 30, 2006 and notes thereto appearing elsewhere in this Prospectus. On August 10, 2006, pursuant to a vote by our shareholders, we changed our corporate name from Big Flash Corp. to IntelGenx Technologies Corp. Unless otherwise indicated or the context otherwise requires, the "Company" we," "us," and "our" and "Intelgenx" refer to IntelGenx Technologies Corp. and its subsidiaries including IntelGenx Corp.

Overview

Company Background

IntelGenx is a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada, which focuses on the development of novel oral immediate-release and controlled-release products for the generic pharmaceutical market. IntelGenx's business strategy is to develop pharmaceutical products based on its proprietary drug delivery technologies and then license commercial rights for such products to pharmaceutical partners once the viability of a product has been demonstrated. We expect a partner company will, in some cases, fund development of the licensed products, complete the Food and Drug Administration ("FDA") regulatory approval process relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, the Company anticipates that it may undertake full development of certain products without seeking a partner until the product reaches the marketing and distribution stage. The Company will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

The Company has also undertaken a strategy under which it will work with pharmaceutical companies in order to develop new dosage forms in addition to already existing ones for pharmaceutical products for which patent protection is about to expire. Under §(505)(b)(2) of the Food, Drug & Cosmetics Act, FDA will grant a market exclusivity of up to three years for such a new dosage form. The Company anticipates significant returns from successfully obtaining market exclusivity in this manner.

The Company is currently continuing to develop the existing products in its pipeline and may also perform research and development on other potential products as the opportunities present themselves.

The Company does not currently plan to acquire a manufacturing facility. The Company currently purchases and or leases, on an as-needed basis, the equipment necessary for performing research and development activities related to its products.

The Company will hire new personnel, primarily in the area of research and development, on an as-needed basis as the Company enters into partnership agreements and increases its research and development activities.

Recent Developments

On April 28, 2006, the Company entered into a Share Exchange Agreement, whereby the Company, (through its wholly-owned subsidiary 6544361 Canada, Inc., a Canadian company) acquired 100% of the issued and outstanding common stock and warrants of IntelGenx Corp., a Canadian corporation . Pursuant to the Share Exchange Agreement, and several separate related agreements, the Company issued, as consideration for the IntelGenx Corp. common stock, 14,507,489 shares of the Company's common stock to various shareholders of IntelGenx Corp., along with 100,000 common stock purchase warrants to an IntelGenx Corp. shareholder. The warrants granted are exercisable at $0.41 per share of common stock, and expire on April 28, 2008. Upon completion of the acquisition, the total shares of common stock issued by the Company pertaining to the acquisition of IntelGenx Corp. constituted 68.7% of the 16,007,489 shares of common stock of the Company then outstanding. Following the completion of the acquisition, IntelGenx Corp. continued its operations as a controlled subsidiary of the Company.

Since we did not have any substantial assets or operations during the two fiscal years prior to the Intelgenx Corp. Acquisition, Intelgenx Corp. is deemed to be the accounting acquirer of Intelgenx Technologies Corp. and the discussion of operations below relate to the operations of Intelgenx Corp.

Results of Operations — six month period ended June 30, 2006 compared to the six month period ended June 30, 2005.

			Increase/	Percentage
	2006	2005	(Decrease)	Change
Revenue	$188,686	$0	$188,686%
Research and development	239,701	35,171	204,530	582%
General and Administrative	76,377	35,327	41,050	116%
Interest and financing fees	27,877	3,574	24,303	680%
Net income (loss)	(127,577)	(51,271)	76,306	149%

Revenue

Our revenues from R&D services provided are $188,686 for the first two quarters of 2006,compared to $0 for the same period in 2005. Management believes that we may begin to realize increased sales revenues by early 2007.

General and Administrative

General administrative expenses increased by $41,050 (116%) from $35,327 for the six month period ended June 30, 2005 to $76,377 for the six month period ended June 30, 2006. The increase is attributed to an increase in corporate operations.

Research and development

Costs related to research and development increased from $35,171 in the six month period ended June 30,2005 to $239,701 for the same period in 2006, which reflects the commencement of some projects with certain partners started in 2005 and 2006. Management believes that with funding provided by the private placement of common stock (See "Business – Recent Developments"), research and development expenses will increase significantly during the remainder of 2006 and into 2007.

Interest Expense

We incurred interest and financing fee expenses of $27,877 in the six month period ended June 30, 2006 compared to $3,574 for the same period in 2005. Included in the interest expense for the first six month of 2006 are $19,420 representing the value of 100,000 warrants issued as a non-cash financing fee payment for a bridge loan. Since the loan was received and repaid in the first six month of this year and the warrants are a one time expense, Management expects the interest expense to be significantly lower for the rest of 2006.

Net Loss

We recorded a net loss of $127,577 in the six month period ended June 30, 2006 compared to a net loss of $51,271 for the same period in 2005. Management believes that we will continue to operate at a net loss until such time as we can complete our business development efforts and begin to realize increased sales revenues by early 2007.

Income tax Losses

We have approximately $100,000 of Canadian and provincial income tax losses as of December 31, 2005, which may be carried forward and offset against taxable income in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the carryforwards after the year 2015. In the event of certain changes in control, there will be an annual limitation on the amount of the income tax losses carryforwards which can be used. No tax benefit regarding these losses has been reported in the financial statements for the year ended December 31, 2005 nor for the six month ended June 30, 2006 because management believes there is a 50% or greater chance that the carryforward will not be used. Accordingly, the potential tax benefit of the loss carryforward is offset by a valuation allowance of the same amount.

Prepaid Expenses

At June 30, 2006 our Balance Sheet shows prepaid expenses of $136,569 compared to $3,186 for the same period in 2005. The increase is due to the issuance of 325,000 shares in consideration of investor relations services to be rendered.

Results of Operations — Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

	2005	2004	Increase/ (Decrease)	Percentage Change
Revenue	$19,168	$257,374	$(238,206)	93%
Research and development	91,969	131,547	(39,578)	30%
General and Administrative	74,555	39,763	34,792	88%
Interest expense	7,719	2,508	5,211	208%
Net income (loss)	(125,520)	99,006	(224,526)	227%

Revenue

We are still developing our platform technologies and related products and as such, have not realized significant revenues to date, except for $19,168 in 2005 and $257,374 in 2004, from R&D services provided.  Management believes that we may begin to realize sales revenues by early 2007.

General and Administrative

General administrative expenses increased by $34,792 (88%) from $39,763 for the year ended December 31, 2004 to $74,555 for the year ended December 31, 2005.  The increase is attributed to an increase in corporate operations.

Research and development

Costs related to research and development decreased from $131,547 in 2004 to $91,969 in 2005, which reflects the discontinuation of some projects started in 2004.  Management believes that research and development expenses will increase significantly during the remainder of 2006 and into 2007.

Interest Expense

We incurred interest expense of $2,508 in 2004 compared to $7,719 in 2005. The increase in interest expense is due to an increase in long term debt related to the acquisition of equipment.  Management believes that interest expense will continue to increase in 2006 compared to 2005 due to an increase in long-term debt related to the purchase of equipment.

Net Income (Loss)

We recorded a net loss of $125,520 in 2005 compared to net earnings of $99,006 in 2004.  Management believes that we will continue to operate at a net loss until such time as we can complete our business development efforts and begin to realize increased sales.

Income tax Losses

We have approximately $100,000 of Canadian and provincial income tax losses as of December 31, 2005, which may be carried forward and offset against taxable income in future years.  The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the carry forwards after the year 2015.  In the event of certain changes in control, there will be an annual limitation on the amount of the income tax losses carry forwards which can be used.  No tax benefit has been reported in the financial statements for the year ended December 31, 2005 because management believes there is a 50% or greater chance that the carry forward will not be used.  Accordingly, the potential tax benefit of the loss carry forward is offset by a valuation allowance of the same amount.

Liquidity and Capital Resources

At June 30, 2006, we had cash on hand of $607,521. We also had accounts receivable of $136,306, income taxes recoverable of $9,794 and investment tax credits receivable of $95,748.

At June 30, 2006, we had accounts payable and accrued liabilities of $72,671, of these liabilities, approximately $25,500 was payable to shareholders. Our current portion of the long term debt was $12,543.

At June 30, 2006, we had an operating line of credit in place with a maximum of $45,000 of which $0 was borrowed.

We believe that the proceeds of the private placement completed on April 28, 2006, in the amount of approximately 900,000 net of transactions cost, will be sufficient to satisfy cash requirements for the next 12 - 18 months.

At June 30, 2006, we had total assets of $1,155,348 and shareholders' equity of $891,975.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition

The Company recognizes revenue from development contracts as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements.  Amounts received in advance of recognition, if any, are included in deferred income.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms.  Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value.  It is not practical to determine the fair value of the amounts due from related parties due to their related party nature and the absence of a market for such instruments.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions.  The Company writes off trade receivables when they are deemed uncollectible. The Company records recoveries of trade receivables previously written-off when they receive them.  Management considers the reserve for doubtful accounts of $Nil to be adequate to cover any exposure to loss in its December 31, 2005 and December 31, 2004 accounts receivable.

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization.  Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

Amortization

On the declining balance method -

Computer equipment

30%

Laboratory and office equipment

20%

On the straight-line method -

Leasehold improvements

5 years

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Foreign Currency Translation

The Company's reporting currency is the United States dollar.  The Canadian dollar is the functional currency of the Company's Canadian operations which is translated to the United States dollar using the current rate method.  Under this method, accounts are translated as follows:

      Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

Security-Based Compensation

In determining the value of share-based payments/warrants, the company must make estimates of the fair value of the common shares at the grant date (when no quoted prices are available) and, when using the Black-Scholes model to determine the grant date fair value of options and warrants, of the period in which the holder will exercise the option and the volatility of the company's share price over that same period.  Different estimates would result in different amounts of compensation being recorded in the financial statements.

MANAGEMENT

The following table sets forth certain information regarding our directors, executive officers, promoters and control persons as of August 30, 2006.

Directors and Executive Officers

The following table identifies our directors and executive officers as of August 30, 2006.

Name	Age	Position
Horst Zerbe	59	Chairman of the Board, President and Chief Executive Officer
Joel Cohen (1)	34	Director and Chief Financial Officer
Ingrid Zerbe (3)	52	Secretary and Director of Finance and Administration
J. Bernard Boudreau (1) (2)	61	Director
David Coffin-Beach (2)	58	Director
Reiza Rayman (1) (2)	43	Director

(1)	Audit Committee member
(2)	Compensation Committee member
(3)	Mrs. Zerbe served as a director of the Company commencing on April 28, 2006 and pursuant to the Company's annual meeting of shareholders held on August 10, 2006, ceased to be a director of the Company.

All directors hold office until the next annual meeting of stockholders and until their successors have been duly  elected  and  qualified.  There are no agreements with respect to the election of directors.  We have not compensated our directors for service on the board of directors or any committee  thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any  committee  of the board.  As of the date hereof, no director has accrued any expenses or compensation.  Officers are appointed  annually  by the  board  and each  executive  officer  serves  at the discretion of the board.

Horst G. Zerbe, PhD

Dr. Zerbe has more than 20 years experience in the pharmaceutical industry. He has been the President and Chief Executive Officer of IntelGenx since 2005; prior thereto, from 1998 to 2005, he served as the president of Smartrix Technologies Inc. in Montreal; prior thereto, from 1994 to 1998, he was Vice President of R&D at LTS Lohmann Therapy Systems in West Caldwell, NJ. He has published numerous scientific papers in recognized journals and holds over 30 patents.

Joel Cohen, CFA

Mr. Cohen has extensive experience in biotechnology and high tech financings and in financial analysis. From 2002 until present, Mr. Cohen has been consulting CFO for Osta Biotechnologies a publicly traded company on the TSX venture. From 1999 to 2002, Mr. Cohen was an investment banker at Canaccord Capital Corporation, where he specialized in biotechnology financings.  He has worked on numerous IPOs and private and public financings worth over $100 million for various companies including Neurochem, Adherex, Bioniche, Diagnocure, Qbiogene and Aeterna. Mr. Cohen holds a Bachelor of Commerce degree in Finance from Concordia University and is a Chartered Financial Analyst.

J. Bernard Boudreau Sr. VP, PharmEng Inc.

Mr. Boudreau has a distinguished record as a lawyer, businessman and public figure. His litigation experience includes successful appearances at every level of the judicial system in Nova Scotia. He was appointed as Queen's Counsel in 1985. Mr. Boudreau was first elected to the provincial legislature of Nova Scotia in 1988. He served as Chair of the Public Accounts Committee and opposition critic for Finance and Economic Development. In 1993 he was re-elected as a member of government and held responsibilities as Minister of Finance, Minister of Health, Chair of the Cabinet Priorities and Planning Committee.

David Coffin-Beach, Ph.D.

Since January 1, 2005, Dr. Coffin-Beach has been serving as President of ATP Solutions, a privately held consulting firm which specializes in delivering strategic, technical, marketing and management services to pharmaceutical manufacturers and investors. Dr. Coffin-Beach is the former President and Board Member of TorPharm (1994 - 2004), the U.S. division of Apotex Inc. During his tenure as President and CEO, the company grew from start-up to over $400 million in revenue and 1,000+ employees. Prior to that, Dr. Coffin-Beach held various positions at Schering-Plough Corporation ending with the position of Associate Director. Prior to that, Dr. Coffin-Beach took a position as Director of Research at Superpharm Corporation, a Division of Goldline Laboratories, where he was in charge of all research and development of generic products which resulted in ten new ANDA products being filed for the company during his tenure. Prior to that, Dr. Coffin-Beach joined DuPont Pharmaceuticals as a senior scientist and among other accomplishments, was a key participant in the design and qualification of a new pharmaceutical research facility in Wilmington, Delaware. He also was a co-inventor on two U.S. patents

Dr. Coffin-Beach received his BS in Pharmacy from Union University, Albany College of Pharmacy, Schenectady, N.Y. and practiced both community and clinical pharmacy before returning for graduate studies at the University of Maryland in Baltimore to finish graduate school with a PhD in Pharmaceutics.

Dr. Reiza Rayman

              Currently, Dr. Rayman is pursuing a PhD in the area of Tele-surgery. From 2000 until 2005, Dr. Rayman was serving as Principal Investigator, Robotic Tele-surgery and Hybrid Cardiac Surgery, CSTAR, and Assistant Professor, Department of Surgery, at the University of Western Ontario.  On September 1999, Dr. Rayman in collaboration with  Dr. Doug Boyd, performed the world's first robotic beating heart cardiac bypass surgery.  He holds an MSc (biophysics) from the University of Western Ontario and an MD from the University of Toronto.  Dr. Rayman is currently completing his PhD in Medical Biophysics.

Key Personnel and Consultants

Ingrid Zerbe

Mrs. Zerbe is founder of IntelGenx. She holds a bachelor degree in economics from the business school in Bottrop, Germany, and bachelor degree in social sciences from the University of Dortmund, Germany. Mrs. Zerbe served as president of IntelGenx since its incorporation until December, 2005. Prior to founding IntelGenx, she worked in the travel industry.

Pompilia Szabo, PhD

Dr. Szabo serves as IntelGenx's Director of Research and Development and is a recognized scientist with 10 years experience in the pharmaceutical industry and academia.  Prior to joining IntelGenx in 2005, she served as Director of R&D at Smartrix Technologies from 2000 to 2005.

Nadine Paiement, MSc

Ms. Paiement serves as IntelGenx.'s Head of Formulation.  She holds a M.Sc. degree in Polymer Chemistry from Sherbrooke University, and is co-inventor of IntelGenx's Tri-Layer technology.  Prior to joining IntelGenx, she worked for five years as a formulation scientist at Smartrix Technologies, Inc.

EXECUTIVE COMPENSATION

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees,  officers or directors  and have not paid any salaries or other compensation  to officers,  directors or employees for the years ended December  31, 2005, 2004 and 2003.

There were no options/SAR grants in 2005. As of the end of 2005, no options/SAR were outstanding.

Director Compensation

At present, directors are not compensated for attending meetings of the board of directors or other committee meetings.

Employment Agreements

Horst Zerbe.  As of December 1, 2005, we entered into an employment agreement with Dr. Horst Zerbe, our President and Chief Executive Officer. The agreement is for an indefinite period of time. Under the agreement, Dr. Zerbe is entitled to receive: (1) a minimum base salary of $157,657 per year; (2) an annual bonus equal to 50% of base salary upon the performance of certain milestones set out by the board of directors; and (3) other benefits in the amount of $13,513.

Joel Cohen.  As of December 1, 2005, we entered into a consulting agreement with Mr. Joel Cohen, our Executive Vice President and Chief Financial Officer. The agreement is for an indefinite period of time. Under the agreement, Mr. Cohen is entitled to receive: (1) a minimum base consulting fee of $54,000 per year; and (2) an annual bonus equal to 50% of base salary upon the performance of certain milestones set out by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 26, 2006, Joel Cohen our Director and Chief Financial Officer, received consulting fees from IntelGenx (our wholly owned subsidiary) of $95,000 for consulting work performed for IntelGenx in connection with IntelGenx's private placement and our acquisition of IntelGenx. See "Business-Recent Developments".

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the above selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of sales by the selling stockholders.

We expect that the selling stockholders will sell their shares, at such time as a public market develops for our common shares, primarily through sales into the over the counter market made from time to time at prevailing market prices. The common stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded in the future or in private transactions. Sales may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions (which may involve cross or block transactions):

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales;

·	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares to close out those short positions, or lend or pledge common stock to broker-dealers that in turn may sell such securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities requiring the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Exchange Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Pursuant to registration rights agreements with the selling stockholders, all fees and expenses incurred by us incident to the registration of the common stock will be paid by us, including, without limitation, SEC filing fees. Those selling stockholders will be indemnified by us against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act. We will be indemnified by those selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, which provisions may limit the timing of purchases and sales of common stock by them. The foregoing may affect the marketability of such securities.

To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of August 30, 2006 with respect to the beneficial ownership of our common stock, after giving effect to our acquisition of IntelGenx, by (i) each stockholder known to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers, and (iii) all of our directors and executive officers as a group.  The address of each person listed below, unless otherwise indicated, is c/o IntelGenx Corp., 6425 Abrams, Saint-Laurent, Quebec H4S 1X9.  Unless otherwise indicated in the table footnotes, shares will be owned of record and beneficially by the named person.  For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after the effective time of the acquisition of IntelGenx.  "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of share.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent (1)
Horst Zerbe (2)	4,709,643.5	29.4%
Ingrid Zerbe (2)	4,709,643.5	29.4%
Joel Cohen (2)	1,571,713	9.8%
David Coffin-Beach	53,191	Nil %
Reiza Rayman	53,191	Nil %
J. Bernard Boudreau	Nil	Nil %
All directors and executive officers as a group (5 persons)	6,387,738.5	39.9%
(1) Based on 16,007,489 shares outstanding following the IntelGenx Acquisition

(2)

The shares indicated are Exchangeable Shares in the capital stock of 6544631 Canada Inc., a Canadian special purpose corporation which wholly owns IntelGenx as a result of the completion of the Share Exchange Agreement.  The Exchangeable Shares are exchangeable for 10,991,000 shares of IntelGenx Technologies common stock currently held by Equity Transfer Services Inc., as trustee.  Please see  "Business - Recent Developments".

DESCRIPTION OF CAPITAL STOCK

We have an  authorized  capital of 20,000,000  shares of common stock,  par value $0.00001 per share,  and 20,000,000  shares of preferred  stock, par value $0.00001 per share. As of August 30, 2006, 16,007,489 shares of common stock were outstanding, held of record by 72 persons

Common Stock

The  holders  of  common  stock are  entitled  to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively  possess all voting  power.  The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders.  No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights.  The outstanding  shares of common stock are, and the shares,  upon issuance and sale as contemplated  will be, duly  authorized,  validly issued,  fully paid and non assessable.

DISCLOSURE OF COMMISSION POSITION

ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to Delaware corporation law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply. Our articles of incorporation contain provisions authorizing it to indemnify our officers and directors to the fullest extent permitted by Delaware corporation law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Hodgson Russ LLP, 150 King Street West, Suite 2309 Toronto, Ontario M5H 1J9 Canada will opine on the validity of the common stock offered in this prospectus.

EXPERTS

IntelGenx Technologies' financial statements for the years ended  as of December 31, 2005 and 2004 have been included in reliance upon the report of Chisholm, Bierwolf & Nilson LLC and upon the authority of said firm as experts in accounting and auditing.

IntelGenx' financial statements for the years ended  as of December 31, 2005 and 2004 have been included in reliance upon the report of RSM Richter and upon the authority of said firm as experts in accounting and auditing.

CHANGE OF ACCOUNTANTS

On June 15, 2006, our Board of Directors determined that we would change our certifying accountant and auditor to IntelGenx's auditor, RSM Richter, of Montreal, Quebec. On June 15, 2006, we orally notified and dismissed our prior auditor, Chisholm, Bierwolf & Nilson LLC of Bountiful, Utah. IntelGenx previously engaged RSM Richter on December 1, 2005 to audit its financial statements for the fiscal years ended December 31, 2004 and 2005.

The Chisholm, Bierwolf & Nilson LLC report on our financial statements for each of the fiscal years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinions, and were not modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern.

Neither we nor anyone on our behalf consulted with RSM Richter with respect to any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B, during our fiscal years ended December 31, 2004 or 2005 or during the subsequent interim period through March 31, 2006 preceding the dismissal of Chisholm, Bierwolf & Nilson LLC.

None of the reportable events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred with respect to our fiscal years ended December 31, 2004 and 2005 or the subsequent interim period through March 31, 2006 preceding the dismissal of Chisholm, Bierwolf & Nilson LLC.

At no time during our fiscal years ended December 31, 2004 and 2005, or during the subsequent interim period through March 31, 2006, were there any disagreements with Chisholm, Bierwolf & Nilson LLC. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Any such disagreements, if not resolved to the satisfaction of Chisholm, Bierwolf & Nilson LLC., would have caused Chisholm, Bierwolf & Nilson LLC. to reference the subject matter of the disagreements in its reports on our financial statements.

We provided Chisholm, Bierwolf & Nilson LLC with a copy of our Form 8-K/A-1 announcing our change in certifying accountant prior to filing it with the SEC on June 21, 2006 and requested a  response thereto from Chisholm, Bierwolf & Nilson LLC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form SB-2 (Commission File No. 333135591-), including exhibits, with the SEC with respect to the stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or exhibits. You may read and copy the registration statement and these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E. Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of stock offered under this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where any such contract or document is an exhibit to the registration statement, each statement with respect to the contract or document is qualified in all respects by the provisions of the relevant exhibit, which is hereby incorporated by reference.

We make available free of charge on or through our internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Our Internet address is http://www.Intelgenx.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of the prospectus.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors Big Flash Corporation

(A Development Stage Company) Salt Lake City, UT

We have  audited the  accompanying  balance  sheet of Big Flash Corporation (a Development Stage Company) as of December 31, 2005 and the related statements of operations,  stockholders'  equity  (deficit) and cash flows for the years ended December  31, 2005 and 2004.  These  statements  are the  responsibility  of the Company's  management.  Our  responsibility  is to  express  an opinion on these financial statements based on our audits.

We  conducted  our audits in  accordance  with  standards  of the PCAOB  (United States).  Those standards  require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. And audit also includes assessing the accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial  statements  referred to above present fairly, in all  material  respects,  the  financial  position of Big Flash Corporation (a Development  Stage  Company)  as of  December  31,  2005 and the  results of its operations  and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The  accompanying  financial  statements  have been  prepared  assuming that the Company  will  continue  as a  going  concern.  As  discussed  in  Note 2 to the financial  statements,  the Company has sustained recent losses from operations, has a deficit  in working  capital  and a  stockholders'  deficit.  This  raises substantial  doubt about the Company's  ability to continue as a going  concern. Management's  plans in regard to these matters are also described in Note 2. The financial  statements do not include any adjustments  that might result from the outcome of this uncertainty.

/s/ Chisholm, Bierwolf & Nilson, LLC

------------------------------------

Bountiful, Utah

February 22, 2006

BIG FLASH CORPORATION
(A Development Stage Company)
Balance Sheets

ASSETS

December 31,
2005
CURRENT ASSETS

Cash	$--

Total Current Assets	--

TOTAL ASSETS	$--

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$350
Due to stockholder	20,149
Accrued interest - stockholder	1,513

Total Current Liabilities	22,012

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock;20,000,000 shares authorized, at $0.00001 par value, 1,500,000 shares issued and outstanding	15
Additional paid-in capital	985
Deficit accumulated during the development stage	(23,012)

Total Stockholders' Equity (Deficit)	(22,012)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$--

The accompanying notes are an integral part of these financial statements.

BIG FLASH CORPORATION
(A Development Stage Company)
Statements of Operations

			From
			Inception on
	For the		July 27, 1999
	Years Ended		Through
	December 31,		December 31,
	2005	2004	2005

REVENUES	$--	$--	$--

EXPENSES

General and Administrative	9,906	7,545	21,498

Total Expenses	9,906	7,545	21,498

LOSS FROM OPERATIONS	(9,906)	(7,545)	(21,498)

OTHER EXPENSES

Interest Expense	(1,217)	(297)	(1,514)

Total Other Expenses	(1,217)	(297)	(1,514)

NET LOSS	$(11,123)	$(7,842)	$(23,012)

BASIC LOSS PER SHARE	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,500,000	1,500,000

The accompanying notes are an integral part of these financial statements

BIG FLASH CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

					Accumulated
	common Stock		Additional	Stock	During the
			Paid-In	Subscription	Development
	Shares	Amount	Capital	receivable	Stage

Balance at inception on July 27, 1999	--	$--	$--	$--	$--

Common stock issued for cash on September 8, 1999 at $0.0003 per share	1,500,000		15	485	(500)

Net loss from inception on July 27, 1999 through December 31, 1999	--	--	--	--	--

Balance, December 31, 1999	1,500,000	15	485	(500)	--

Net loss for the year ended December 31, 2000	--	--	--	--	(2,503)

Balance, December 31, 2000	1,500,000	15	485	(500)	(2,503)

Cash received on stock subscription receivable	--	--	--	500	--

Net loss for the year ended December 31, 2001	--	--	--	(1,086)

Balance, December 31, 2001	1,500,000	15	485	--	(3,589)

Net loss for the year ended December 31, 2002	--	--	--	--	(350)

Balance, December 31, 2002	1,500,000	15	485	--	(3,939)

Net loss for the year ended December 31, 2003	--	--	--	--	(108)

Balance, December 31, 2003	1,500,000	15	485	--	(4,047)

Net loss for the year ended December 31, 2004	--	--	--	--	(7,842)

Balance, Deccember 31, 2004	1,500,000	15	485	--	(11,889)

Services contributed by shareholder	--	--	500	--	--

Net loss for the year ended December 31, 2005	--	--	--	--	(11,123)

Balance, December 31, 2005	1,500,000	$15	$985	$--	$(23,012)

The accompanying notes are an integral part of these financial statements.

BIG FLASH CORPORATION
(A Development Stage Company)
Statements of Cash Flows

	From
For the	Inception on
	Years Ended		July 27, 1999
	December 31,		Through
			December 31, 2005
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(11,123)	$(7,842)	$(23,012)

Adjustments to reconcile net loss to net cash used by operating activities:
Impairment loss on mining claims	--	--	--
Common stock issued for services	--	--	--
Contributed services by shareholder	500	--	500
Changes in operating assets and liabilities
Decrease in prepaid expenses	--	--	--
Increase in accounts payable	(1,875)	2,224	349
Increase in due to stockholder	12,498	5,618	21,663

Net Cash Used by Operating Activities	--	--	(500)

CASH FLOWS FROM INVESTING ACTIVITIES	--	--	--

CASH FLOWS FROM FINIANCING ACTIVITIES

Sale of common stock	--	--	500

Net Cash Provided by Financing Activities	--	--	500

NET DECREASE IN CASH	--	--	--

CASH AT BEGINNING OF PERIOD	--	--	--

CASH AT END OF PERIOD	$--	$--	$--

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
CASH PAID FOR:

Interest	$--	$--	$--
Income Taxes	$--	$--	$--

The accompanying notes are an integral part of these financial statements.

BIG FLASH CORPORATION

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Business and Organization

Big Flash Corporation (The Company) was organized on July 27, 1999, under the laws of the State of Delaware. Pursuant to Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," the Company is classified as a development stage company. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

b. Revenue Recognition

The Company currently has no source of revenues. Revenue recognition policies will be determined when principal operations begin.

c. Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Years Ended
	December 31,
	2005	2004

Loss (numerator)	$(11,123)	$(7,842)
Shares (denominator)	1,500,000	1,500,000

Per share amount	$(0.01)	$(0.01)

d. Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2005 and 2004:
	2005	2004

Deferred tax assets:

NOL carryover	$23,012	$11,889
Valuation allowance	(23,012)	(11,889)

Net deferred tax asset	$--	$--

BIG FLASH CORPORATION

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d. Provision for Taxes (Continued)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2005 and 2004 due to the following:

	2005	2004

Book Income	$(4,338)	$(2,556)

Valuation allowance	4,338	2,556

	$--	$--

At December 31, 2005, the Company had net operating loss carry forwards of approximately $23,012 that may be offset against future taxable income through 2025. No tax benefit has been reported in the December 31, 2005 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

e. Cash and Cash Equivalents

For purposes of financial statement presentation, the Company considers all highly liquid investments with a maturity of three months or less, from the date of purchase, to be cash equivalents

f. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Newly Issued Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities under SFAS 133. The adoption of SFAS No. 149 did not have a material effect on the financial statements of the Company.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150"). SFAS 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: (i) mandatory redeemable financial instruments, (ii) obligations to repurchase the issuer's equity shares by transferring assets, and (iii) obligations to issue a variable number of shares. SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have any impact on the Company's financial position or Statement of Operations.

BIG FLASH CORPORATION

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g. Newly Issued Accounting Pronouncements (Continued)

In January 2003, and revised in December 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities, which possess certain characteristics. FIN 46 requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. The consolidation requirements apply to older entities in the first fiscal year or interim period after June 15, 2003. The adoption of the effective provisions of Interpretation 46 did not have any impact on the Company's financial position or statement of operations.

In November 2004, the FASB issued FAS 151 "Inventory Costs" This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This pronouncement is effective for periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In December 2004, the FASB issued FAS 152-"Accounting for Real Estate Time-Sharing Transactions" This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB

Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In December 2004, the FASB issued FAS 153-"Exchanges of Nonmonetary Assets". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

BIG FLASH CORPORATION

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2005, the FASB issued FAS 154-"Accounting for Certain Marketable Securities". This Statement replaces APB Opinion No.20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2005 and 2004, the Company incurred various general and administrative expenses. As the Company has not had the wherewithal to pay these expenses, the Company has relied on a related party to satisfy its debts. As of December 31, 2005 and 2004 the Company had an obligation to the related party, including accrued interest, totaling $21,662 and $9,165, respectively. This balance is due on demand, and the Company is accruing interest on the total at 8.0% per annum.

NOTE 4 - SIGNIFICANT EVENT

In November, 2005, the Company entered into a Letter of Understanding with IntelGenx Corp. "IntelGenx"), an operating drug delivery entity headquartered in Quebec, Canada. Later, on April 10, 2006, the Company entered into a formal Share Exchange Agreement with IntelGenx. Pursuant to this Agreement, the Company formed a wholly-owned subsidiary, 6544531 Canada, Inc. ("Exchangeco"). The Share Exchange Agreement stipulates that Exchangeco will receive 10,991,000 common shares of IntelGenx, in exchange for all of the outstanding common shares of Exchangeco. Upon consummation of the Agreement, IntelGenx will operate as a controlled subsidiary of the Company. Management anticipates the Agreement will be fully consummated during the 2nd quarter of 2006.

BIG FLASH CORPORATION
(A Development Stage Company)
Balance Sheet (Unaudited)

	March 31,	December 31,
	2006	2005
	$	$
ASSETS

CURRENT ASSETS

Cash	-	-

Total Current Assets	-	-

TOTAL ASSETS	-	-

LIABILITIES AND STOCKHOLDERS'	EQUITY (DEFICIT)

Accounts payable	430	350
Due to stockholder	20,807	20,149
Accrued interest - stockholder	1,923	1,513
Total Current Liabilities	23,160	22,012

STOCKHOLDERS'EQUITY (DEFICIT)

Common stock; 20,000,000 shares
authorized, at $0.00001 par value,
1,500,000 shares issued and outstanding	15	15
Additional paid-in capital	1,485	985
Deficit accumulated during the
development stage	-24,660	-23,012
Total Stockholders' Equity (Deficit)	-23,160	-22,012

TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY
DEFICIT)	-	-

The accompanying notes are an integral part of the Financial statements

BIG FLASH CORPORATION
(A Development Stage Company)
Statement of Operations (Unaudited)

	For the	Three	From Inception on
	Months	Ended	July 27, 1999
	March	31	through March 31
	2006	2005	2006
	$	$	$

REVENUES	-	-	-

EXPENSES

General and Administrative	1,238	3,542	22,736

Total Expenses	1,238	3,542	22,736

LOSS FROM OPERATIONS	-1,238	-3,542	-22,736

OTHER EXPENSES

Interest Expense	-410	-209	-1,924

Total Other Expenses	-410	-209	-1,924

NET LOSS	-1,648	-3,751	-24,660

BASIC LOSS PER SHARE	-0.00	0.00

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	1,500,000	1,500,000

BIG FLASH CORPORATION
(A Development Stage Company)
Statement of Cash Flows (Unaudited)

	For the Three		From Inception on
	Months Ended		July 27, 1999
	March 31		through March 31
	2006	2005	2006
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	-1,648	-3,751	-24,660
Adjustments to reconcile net loss to net cash
used by operating activities:
Services contributed by shareholder	500	-	1,000
Changes in operating assets and liabilities:
Increase in accounts payable	80	348	429
Increase in account payable - shareholder	1,068	3,043	22,731

Net Cash Used by Operating Activities	-	-	-500

CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock	-	-	500

Net Cash Provided by Operating
Activities	-	-	500

NET DECREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	-	-	-

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	-	-	-
Income Taxes	-	-	-
NON-CASH FINANCING ACTIVITIES
Common Stock issued for services	-	-	-
Common stock issued for mining claims	-	-	-

The accompanying notes are an integral part of these financial statements

BIG FLASH CORPORATION

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2006 and 2005, and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2005 audited financial statements.  The results of operations for the periods ended March 31, 2006 and 2005 are not necessarily indicative of the operating results for the full years.

NOTE 2 - SUBSEQUENT EVENT

On April 28, 2006, the Company entered into a Share Exchange Agreement ("the Agreement"), whereby the Company, (through its wholly-owned subsidiary 6544361 Canada, Inc., a Canadian company) acquired 100% of the issued and outstanding common stock and warrants of IntelGenx Corp., a Canadian corporation ("IntelGenx").  Pursuant to the Agreement, and several separate related agreements, the Company issued, as consideration for the IntelGenx shares, 14,507,489 shares of the Company's common stock to various shareholders of IntelGenx, along with 100,000 common share purchase warrants to an IntelGenx shareholder.  The warrants granted are exercisable at $0.41 per share, and expire on April 28, 2008.  Upon completion of the acquisition, the total shares issued by the Company pertaining to the acquisition of IntelGenx will constitute 68.7% of the approximately 16 million Big Flash Corporation common shares then outstanding. Following the completion of the acquisition, IntelGenx will continue its operations as a controlled subsidiary of the Company.

IntelGenx is a drug delivery company established in 2003 and headquartered in Montreal (Quebec), which focuses on the development of oral controlled-release products for the generic pharmaceutical market as well as novel mucosal delivery systems. IntelGenx's business strategy is to develop pharmaceutical products based on its proprietary drug delivery technologies and license the commercial rights to competent partner companies  once the  viability  of the  product has been demonstrated.

RSM Richter S.E.N.C.R.L.
Comptables agréés
Chartered Accountants
2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone : (514) 934-3400
Télécopieur / Facsimile : (514) 934-3408
www.rsmrichter.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
IntelGenx Corp.
(A Company in the Development Stage)

We have audited the accompanying balance sheets of IntelGenx Corp. (a company in the development stage) as at December 31, 2005 and December 31, 2004 and the related statements of operations and comprehensive income, shareholders' deficit and cash flows for the years ended December 31, 2005 and December 31, 2004 and for the period from inception (June 15, 2003) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2005 and December 31, 2004 and for the period from inception (June 15, 2003) to December 31, 2005 in accordance with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in note 2 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec
January 27, 2006

(Except for note 15, which is dated August 10, 2006)

Balance Sheets
(Expressed in U.S. Funds)

	As at
	December 31,	December 31,
	2005	2004
Assets
Current
Cash (note 5)	$10,938	$6,481
Accounts receivable	5,858	18,159
Income taxes recoverable	9,400	-
Prepaid expenses	3,186	4,750
Investment tax credits receivable	69,576	51,704
	98,958	81,094
Fixed Assets (note 4)	100,176	119,680
	$199,134	$200,774
Liabilities
Current
Accounts payable and accrued liabilities (note 6)	67,322	53,432
Income taxes payable	-	10,124
Current maturity of long-term debt	14,000	-
	81,322	63,556
Loan Payable, Shareholder (note 7)	86,253	41,857
Long-Term Debt (note 8)	63,386	-
Commitment (note 9)
Shareholders' Deficiency
Capital Stock (note 10)	77	77
Accumulated Other Comprehensive Gain	4,825	6,493
Accumulated Retained Earnings (Deficit) During the
Development Stage	(36,729)	88,791
	(31,827)	95,361
	$199,134	$200,774

See accompanying notes

Approved on Behalf of the Board:

__________________________Director

__________________________Director

Intelgenx Corp.
(A Company in the Development Stage)

Statement of Shareholders' Deficiency
(Expressed in U.S. Funds)

				Accumulated
			Cumulative	Retained Earnings	Total
			Foreign Currency	(Deficit) during the	Shareholders'
	Capital Stock		Translation	Development	Equity
	Shares	Amount	Adjustment	Stage	(Deficiency)
Balance - June 15, 2003 (date of inception)	-	$-	$-	$-	$-
June 15, 2003 - issue of common shares	10,000	77	-	-	77
Foreign currency translation adjustment for the
period June 15, 2003 to December 31, 2003	-	-	(823)	-	(823)
Net loss from inception (June 15, 2003) to
December 31, 2003	-	-	-	(10,215)	(10,215)
Balance - December 31, 2003	10,000	77	(823)	(10,215)	(10,961)
Foreign currency translation adjustment for the year
ended December 31, 2004	-	-	7,316	-	7,316
Net earnings for the year ended December 31, 2004	-	-	-	99,006	99,006
Balance - December 31, 2004	10,000	77	6,493	88,791	95,361
Foreign currency translation adjustment for
the year ended December 31, 2005	-	-	(1,668)	-	(1,668)
Net loss for the year ended December 31, 2005	-	-	-	(125,520)	(125,520)
Balance - December 31, 2005	10,000	$77	$4,825	$(36,729)	$(31,827)

See accompanying notes

Intelgenx Corp.
(A Company in the Development Stage)

Statement of Operations and Comprehensive Income
(Expressed in U.S. Funds)

			From Inception
	For the		(June 15, 2003)
	Years Ended		to
	December 31,	December 31,	December 31,
	2005	2004	2005
Revenue	$19,168	$257,374	$282,640
Expenses
Research and development	91,969	131,547	232,410
Administrative salaries	23,105	15,375	38,480
Travel	7,119	4,538	11,657
Advertising and promotion	844	484	1,328
Telecommunications	2,671	3,225	5,896
Professional fees	10,362	1,271	11,633
Office and general	4,884	6,071	20,643
Taxes and insurance	3,186	868	4,054
Rent	22,384	7,931	30,315
Interest and bank charges	1,773	587	2,360
Interest on long-term debt and loan payable, shareholder	5,946	1,921	7,867
Amortization - laboratory and office equipment	19,212	11,957	32,189
Amortization - leasehold improvements	3,878	2,006	6,830
Amortization - computer equipment	1,233	876	2,204
Foreign exchange	465	1,074	1,539
Research and development tax credits	(44,298)	(47,759)	(92,461)
Loss on disposal of fixed assets	-	2,817	2,817
	154,733	144,789	319,761
Earnings (Loss) Before Income Taxes	(135,565)	112,585	(37,121)
Income taxes
Current	(10,045)	9,352	(693)
Deferred	-	4,227	301
	(10,045)	13,579	(392)
Net Earnings (Loss)	(125,520)	99,006	(36,729)
Other Comprehensive Income

Foreign currency translation adjustment	(1,668)	7,316	4,825
Comprehensive Income (Loss)	$(127,188)	$106,322	$(31,904)

See accompanying notes

Intelgenx Corp.
(A Company in the Development Stage)

Statement of Cash Flows
(Expressed in U.S. Funds)

			From Inception
	For the		(June 15, 2003)
	Years Ended		to
	December 31,	December 31,	December 31,
	2005	2004	2005
Funds Provided (Used) -

Operating Activities

Net earnings (loss)	$(125,520)	$99,006	$(36,729)
Amortization	24,323	14,839	41,223
Loss on disposal of fixed assets	-	2,817	2,817
Foreign currency translation adjustment	(1,668)	7,316	4,825
	(102,865)	123,978	12,136
Changes in non-cash operating elements
of working capital	(9,641)	(46,747)	(20,698)
	(112,506)	77,231	(8,562)
Financing Activities

Long-term debt	77,386	-	77,386
Loan payable, shareholder	44,396	3,292	86,253
Issue of capital stock	-	-	77
	121,782	3,292	163,716
Investing Activities

Additions to fixed assets	(4,819)	(115,513)	(160,178)
Proceeds on disposal of fixed assets	-	15,962	15,962
	(4,819)	(99,551)	(144,216)
Increase (Decrease) in Cash	4,457	(19,028)	10,938

Cash
Beginning of Period	6,481	25,509	-
End of Period	$10,938	$6,481	$10,938

See accompanying notes

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

1. Organization and Basis of Presentation

The Company specializes in the development of pharmaceutical products in co-operation with various pharmaceutical companies.

Although the Company has the ability to develop pharmaceutical products, there can be no assurance that it will be able to obtain sufficient contracts to generate sufficient revenue to pay its operating costs.

The Company is a development stage enterprise as defined by Financial Accounting Standards Board (FASB) Statements of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company's main activities to date have been establishing contracts with pharmaceutical companies and the development of pharmaceutical products. Because the Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods. The revenue generated from inception (June 15, 2003) to December 31, 2005 is principally from one development contract which was cancelled prior to completion.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

The financial statements are expressed in U.S. funds.

2. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported a net loss of $36,729 from inception (June 15, 2003) to December 31, 2005. As reported on the statement of cash flows, the Company has reported deficient cash flows from operating activities of $8,562 from inception (June 15, 2003) to December 31, 2005. To date, these losses and cash flow deficiencies have been financed principally through long-term debt and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with pharmaceutical companies. Management anticipates generating revenue through development contracts during the next year. The Company has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Revenue Recognition

The Company recognizes revenue from development contracts as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements. Amounts received in advance of recognition, if any, are included in deferred income.

Financial Instruments

The Company estimates the fair value of its financial instruments based on current interest rates, market value and pricing of financial instruments with comparable terms. Unless otherwise indicated, the carrying value of these financial instruments approximates their fair market value. It is not practical to determine the fair value of the amounts due from related parties due to their related party nature and the absence of a market for such instruments.

Accounts Receivable

The Company accounts for trade receivables at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. The Company writes off trade receivables when they are deemed uncollectible. The Company records recoveries of trade receivables previously written-off when they receive them. Management considers the reserve for doubtful accounts of $Nil to be adequate to cover any exposure to loss in its December 31, 2005 and December 31, 2004 accounts receivable.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

3. Summary of Significant Accounting Policies (Cont'd)

Investment Tax Credits

Investment tax credits relating to qualifying expenditures are recognized in the accounts at the time at which the related expenditures are incurred and there is reasonable assurance of their realization. Management has made estimates and assumptions in determining the expenditures eligible for investment tax credits claimed.

Amortization

On the declining balance method -
Computer equipment	30%
Laboratory and office equipment	20%
On the straight-line method -
Leasehold improvements	5 years

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

Foreign Currency Translation

The Company's reporting currency is the United States dollar. The Canadian dollar is the functional currency of the Company's Canadian operations which is translated to the United States dollar using the current rate method. Under this method, accounts are translated as follows:

Assets and liabilities - at exchange rates in effect at the balance sheet date;

Revenue and expenses - at average exchange rates prevailing during the year.

Gains and losses arising from foreign currency translation are included in other comprehensive income.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

3. Summary of Significant Accounting Policies (Cont'd)

Newly Issued Accounting Pronouncements

In November 2004, the FASB issued FAS 151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This pronouncement is effective for periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

In December 2004, the FASB issued FAS 153-"Exchanges of Nonmonetary Assets". The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have any impart on the Company's financial position or statement of operations.

In May 2005, the FASB issued FAS 154-"Accounting for Certain Marketable Securities". This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. the adoption of this pronouncement did not have any impact on the Company's financial position or statement of operations.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

4. Fixed Assets

			2005
		Accumulated	Net Carrying
	Cost	Amortization	Amount
Laboratory and office equipment	$110,789	$29,769	$81,020
Computer equipment	5,113	2,117	2,996
Leasehold improvements	21,171	5,011	16,160
	$137,073	$36,897	$100,176
			2004
		Accumulated	Net Carrying
	Cost	Amortization	Amount
Laboratory and office equipment	$108,462	$12,469	$95,993
Computer equipment	5,096	953	4,143
Leasehold improvements	20,183	639	19,544
	$133,741	$14,061	$119,680

5. Credit Facility

As at December 31, 2005, the Company had a credit facility of $43,000. Borrowings under the credit facility bear interest at prime rate plus 1.3% per annum. As security for the credit facility, the Company has pledged its assets to a maximum of $49,500.

6. Accounts Payable and Accrued Liabilities

Included in accounts payable and accrued liabilities is approximately $31,600 (2004 - $45,000) payable to shareholders.

7. Loan Payable, Shareholder

The loan payable, shareholder is unsecured, bears interest at 6% per annum and is not repayable prior to January 1, 2007. An amount of $63,000 has been postponed in favor of the Bank (see note 8). Interest incurred during the year amounted to approximately $4,000 (2004 - $1,900) which is measured at the exchange amount.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

8. Long-Term Debt

Loan from Business Development Bank of Canada,
bearing interest at the lender's prime rate (6.25% at
the inception of the loan) plus 1.5% per annum,
maturing in 2011 and payable in annual instalments
of $15,500 commencing February 12, 2006	$77,386
Current maturity	14,000
$63,386

Principal payments due in each of the next five years and thereafter are as follows:

2006	$14,000
2007	15,500
2008	15,500
2009	15,500
2010	15,500
Thereafter	1,386

As security for the loan from Business Development Bank of Canada, the Company has pledged all of its assets. As additional security, two shareholders of the Company have provided a guarantee for an amount representing 25% of the current commitment, and the loan payable, shareholder has been postponed for an amount of $63,000.

The term of the loan agreement require the Company to comply with certain financial covenants.

9. Commitment

The Company has entered into an agreement to lease premises up to August 2009. The future minimum lease payments over the next four years are approximately as follows:

2006	$ 13,000
2007	13,000
2008	13,500
2009	9,200

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

10. Capital Stock

	2005	2004
Authorized without limit as to number and without par value -
common shares
Issued -
10,000 common shares	$ 77	$ 77

11. Income Taxes

As at December 31, 2005, there were Canadian and provincial income tax losses of approximately $100,000, relating to the current year's operations, that may be applied against earnings of future years, not later than 2015. As a result, a valuation allowance of $31,000 has been applied against the deferred tax assets balance.

12. Statement of Cash Flows Additional Information

Changes in non-cash operating elements of working capital:

	2005	2004	2003
Accounts receivable	$12,301	$(12,495)	$(5,664)
Prepaid expenses	1,564	(4,750)	-
Investment tax credits receivable	(17,872)	(51,267)	(437)
Deferred income taxes	-	4,242	(4,242)
Accounts payable and accrued liabilities	13,890	18,510	34,922
Income taxes payable	(19,524)	10,124	-
Deferred income	-	(11,111)	11,111
	$(9,641)	$(46,747)	$35,690
Interest paid	$7,760	$2,340	$-
Income taxes paid	$9,000	$-	$-

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

13. Major Customers

One customer accounts for more than 95% of the Company's revenue. This company is no longer a customer. Outstanding accounts receivable with this customer are $Nil as at December 31, 2005 and December 31, 2004.

14. Related Party Transactions

During the year, the Company incurred expenses of approximately $17,500 (2004 - $10,000) for laboratory equipment leased from a shareholder. The agreement to lease the laboratory equipment expires in August 2007 and the future minimum lease payments are as follows:

2006	$17,500
2007	11,500

In 2004 and 2003, the Company incurred consulting fees of $22,500 and $7,500 respectively for services rendered by a shareholder. These consulting fees have been included in research and development costs.

On June 30, 2005, the Company purchased patents and patent applications from a shareholder for a total consideration of $8,200, which is included in accounts payable as at December 31, 2005.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

15. Subsequent Event

On April 28, 2006, the Company sold 100% of its outstanding common shares to Big Flash Corporation, an inactive public shell company, in a transaction that has been accounted for as a recapitalization of the Company. The transaction will result in the Company issuing 3,191,489 common shares, via a private placement, for proceeds of approximately $1,227,000 less related issue costs of approximately $410,000. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by the Company for the net monetary assets of Big Flash Corporation, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Big Flash Corporation, are those of the legal acquiree, the Company, which are considered to be the accounting acquirer.

IntelGenx Corp.
(A Company in the Development Stage)

Notes to Financial Statements
From Inception (June 15, 2003) to December 31, 2005
(Expressed in U.S. Funds)

15. Subsequent Event (Cont'd)

All of the Company's shares, through a series of exchanges, are exchanged for shares of Big Flash Corporation's common shares and/or exchangeable shares of 6544361 Canada Inc. a wholly-owned subsidiary of Big Flash Corporation. The exchangeable shares are exchangeable for common shares of Big Flash Corporation on a one for one basis. Until such time as the holders of the exchangeable shares wish to exchange their shares for Big Flash Corporation shares, the Big Flash Corporation shares are held in trust by a trustee on behalf of the exchangeable shareholder. The trustee shall be entitled to the voting rights in Big Flash Corporation as stated in the terms of the exchange and voting agreement and shall exercise these voting rights according to the instructions of the holders of the exchangeable shares on a basis of one vote for every exchangeable share held.

As part of the above-described transaction the Company has issued 100,000 warrants to a consultant which are exchangeable for 100,000 warrants of Big Flash Corporation upon closing. Each warrant will be exercisable into one share of Big Flash Corporation at $0.41 per share. Additionally, at closing, Big Flash Corporation issued 325,000 shares of its capital stock to the same consultant as a non-refundable retainer for future investor relations services.

Subsequent to the transaction, Big Flash Corporation intends to file a registration statement to allow certain stockholders to resell up to an aggregate of 3,616,489 shares of common shares for estimated proceeds of up to $2,170,000.

On August 10, 2006 Big Flash Corporation changed its name to IntelGenx Technologies Corp.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Balance Sheet
(Expressed in U.S. Funds)
	June 30,	December 31,
	2006	2005
	Unaudited
Assets
Current
Cash	$607,521	$10,938
Accounts receivable	136,306	5,858
Income taxes recoverable	9,794	9,400
Prepaid expenses	136,569	3,186
Investment tax credits receivable	95,748	69,576
	985,938	98,958
Fixed Assets	169,410	100,176
	$1,155,348	$199,134
Liabilities
Current
Accounts payable and accrued liabilities	72,671	67,322
Current maturity of long-term debt	12,543	14,000
	85,214	81,322
Loan Payable, Shareholder	89,870	86,253
Long-Term Debt	88,289	63,386
Shareholders' Equity (Deficiency)
Capital Stock (note 5)	1,031,735	77
Additional Paid-in-Capital	19,420	-
Other Comprehensive Gain	5,126	4,825
Accumulated Deficit	(164,306)	(36,729)
	891,975	(31,827)
	$1,155,348	$199,134
See accompanying notes
Approved on Behalf of the Board:
Director
Director

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Shareholders' Equity
For the Period Ended June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)
			Additional		Other			Total
	Capital Stock		Paid-In	Comprehensive			Accumulated	Shareholders'
	Number	Amount	Capital		Gain		Deficit	Equity
Balance - December 31, 2005	10,000	$77	$-			$4,825	$(36,729)	$(31,827)
March 9, 2006 - recall and cancellation of issued
shares	(10,000)	(77)	-		-		-	(77)
March 9, 2006 - issue of common shares	10,991,000	77	-		-		-	77
April 28, 2006 - issue of common shares	3,191,489	898,408	-		-		-	898,408
April 28, 2006 - asset acquired	1,825,000	133,250	-		-		-	133,250
Foreign currency translation adjustment for the
period	-	-	-			301	-	301
Warrants issued	-	-	19,420		-		-	19,420
Net loss for the period	-	-	-		-		(127,577)	(127,577)
Balance - June 30, 2006	16,007,489	$1,031,735	$19,420	- $		5,126	$(164,306)	$891,975

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Shareholders' Equity
For the Period Ended June 30, 2005
(Expressed in U.S. Funds)
(Unaudited)
				Accumulated
			Accumulated	Retained Earnings
			Other	during the	Total
		Capital Stock	Comprehensive	Development	Shareholders'
	Number	Amount	Gain	Stage	Equity
Balance - December 31, 2004	10,000	77	6,493	88,791	95,361
Foreign currency translation adjustment for the
period	-	-	(1,865)	-	(1,865)
Net loss for the period	-	-	-	(51,271)	(51,271)
Balance - June 30, 2005	10,000	$77	$4,628	$37,520	$42,225

See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Consolidated Statement of Operations and Comprehensive Loss
(Expressed in U.S. Funds)
(Unaudited)
	For the Three-month period		For the Six-month period
	ended June 30th		ended June 30th
	2006	2005	2006	2005
Revenue	$93,168	$-	188,686	-
Expenses
Research and development	156,683	21,441	239,701	35,171
Administrative salaries	15,585	5,680	30,154	15,960
Travel	8,493	64	10,865	492
Advertising and promotion	840	-	1,882	-
Telecommunications	1,931	162	3,300	1,289
Professional fees	697	-	6,644	1,377
Office and general	3,934	2,684	8,026	3,634
Taxes and insurance	894	678	1,349	1,384
Rent	7,286	5,548	14,157	11,191
Interest and bank charges	231	403	672	1,469
Interest and financing fees on long-term
debt and loan payable, shareholder	23,905	1,159	27,205	2,105
Amortization - laboratory and office equipment	7,674	4,548	14,791	9,227
Amortization - leasehold improvements	1,199	927	2,311	1,879
Amortization - computer equipment	240	294	463	597
Foreign exchange	837	50	842	64
Research and development tax credits	(23,916)	(3,624)	(46,099)	(24,561)
	206,513	40,014	316,263	61,278
Loss Before Income Taxes	(113,345)	(40,014)	(127,577)	(61,278)

Income taxes - Current	-	-	-	(10,007)
Net Loss	(113,345)	(40,014)	(127,577)	(51,271)
Other Comprehensive Income (Loss)

Foreign currency translation adjustment	35	(1,206)	301	(1,865)
Comprehensive Loss	$(113,310)	$(41,220)	(127,276)	$(53,136)
Basic Weighted Average Number of
Shares Outstanding	14,463,954	10,991,000	12,737,071	10,991,000
Basic and Diluted Loss Per Common Share (note 7)	(0.01)	-	(0.01)	-
See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Statement of Cash Flows
(Expressed in U.S. Funds)
(Unaudited)
	For the Three-month period		For the Six-month period
	ended June 30th		ended June 30th
	2006	2005	2006	2005
Funds Provided (Used) -
Operating Activities

Net loss	$(113,345)	$(40,014)	$(127,577)	$(51,271)
Foreign currency translation adjustment	35	(1,206)	301	(1,865)
Amortization	9,113	5,769	17,565	11,703
Financing fee paid in warrants	19,420	-	19,420	-
	(84,777)	(35,451)	(90,291)	(41,433)
Changes in non-cash operating elements
of working capital	(115,001)	5,002	(151,798)	(29,875)
	(199,778)	(30,449)	(242,089)	(71,308)
Financing Activities
Bank Indebtedness	(12,119)	30,449	-	32,469
Long-term debt	-	-	29,294	-
Repayment of long term debt	(1,520)	-	(5,848)	-
Loan payable, shareholder	3,986	-	3,617	32,806
Issue of capital stock (note 5)	1,341,750	-	1,341,750	-
Transaction costs (note 5)	(443,342)	-	(443,342)	-
Promissory note	(25,685)	-	-	-
	863,070	30,449	925,471	65,275
Investing Activities
Additions to fixed assets	(55,771)	-	(86,799)	(448)
Increase (Decrease) in Cash	607,521	-	596,583	(6,481)

Cash
Beginning of Period	-	-	10,938	6,481
End of Period	$607,521	$-	$607,521	$-
See accompanying notes

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

1.         Basis of Presentation and Reorganization of the Corporation

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and item 310(b) of Regulation S-B and are prepared using the same accounting policies as outlined in note 3 of Intelgenx Corp. financial statements for the year ended December 31, 2005 and 2004 except for those discussed in note 4 below. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Intelgenx Corp. audited financial statements for the years ended December 31, 2005 and 2004.

Reorganization of the Corporation

On April 28, 2006, Intelgenx Corp. entered into a share exchange agreement with IntelGenx Technologies Corp. (formerly Big Flash Corporation), an inactive public shell company, for the acquisition by IntelGenx Technologies Corp. of all the issued and outstanding shares of Intelgenx Corp.

Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Intelgenx Corp. for the net monetary assets of IntelGenx Technologies Corp. accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, IntelGenx Technologies Corp., are those of the legal acquiree, Intelgenx Corp., which are considered to be the accounting acquirerer.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

All of the Intelgenx Corp. shares, through a series of exchanges, were exchanged for shares of IntelGenx Technologies Corp. common shares and/or exchangeable shares of 6544361 Canada Inc. a wholly-owned subsidiary of IntelGenx Technologies Corp. The Exchangeable shares are exchangeable for common shares of IntelGenx Technologies Corp. on a one for one basis. Until such time as the holders of the exchangeable shares wish to exchange their shares for IntelGenx Technologies Corp. shares, the IntelGenx Technologies Corp. shares are held in trust by a trustee on behalf of the exchangeable shareholders. The trustee shall be entitled to the voting rights in IntelGenx Technologies Corp. stated in the terms of the exchange and voting agreement and shall exercise these voting rights according to the instructions of the holders of the exchangeable shares on a basis of one vote for every exchangeable share held.

These financial statements reflect the accounts of the balance sheets, the results of operations and the cash flows of Intelgenx Corp. at their carrying amounts, since it is deemed to be the accounting acquirerer.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

1.         Basis of Presentation and Reorganization of the Corporation (Cont'd)

The results of operations, the cash flows and the assets and liabilities of IntelGenx Technologies Corp. have been included in these consolidated financial statements since April 28, 2006, the acquisition date. Amounts reported for the periods prior to April 28, 2006 are those of Intelgenx Corp..

The fair value assigned to the asset of IntelGenx Technologies Corp. acquired on April 28, 2006 is as follows:

Asset

Prepaid investor relations services	$133,250
Asset acquired	$133,250

As part of the transaction, a shareholder of IntelGenx Technologies Corp. forgave the due to shareholder and related interest payable amounting to $23,160 and IntelGenx Technologies Corp. issued 325,000 common shares in consideration of investor relations services to be rendered.

2.         Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported a net loss of $164,306 from inception (June 15, 2003) to June 30, 2006. The Company has reported deficient cash flows from operating activities of $250,651 from inception (June 15, 2003) to June 30, 2006. To date, these losses and cash flow deficiencies have been financed principally through long-term debt, debt from related parties and common shares issuance. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with pharmaceutical companies. Management anticipates generating revenue through development contracts during the year. The Company has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

3.         Nature of Business

The Company specializes in the development of pharmaceutical products in co-operation with various pharmaceutical companies. Prior to March 31, 2006, the Company was in the development stage and its efforts were focused on establishing contracts with pharmaceutical companies and the development of pharmaceutical products. The Company completed the development stage of its operations when the Company commenced consistently generating revenues from its operations in April 2006.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

4.         Significant Accounting Policies

Share-Based Payments

The Company accounts for share-based payments in accordance with the provisions of FAS 123R "Share-based payments (Revised)" and accordingly recognizes in its financial statements share-based payments at their fair value.

5.         Capital Stock

	June 30,	December 31,
	2006	2005
Authorized without limit as to number and without par value - common shares
Issued -
16,007,489 (2005 - 10,000) common shares	$ 1,031,735	$ 77

On April 28, 2006 Intelgenx Corp. issued 3,191,489 common shares for cash consideration of $1,341,750. The transactions cost related to the share issuance amounted to $443,342.

On the same date Intelgenx Corp. completed a share exchange transaction with IntelGenx Technologies Corp. in which it acquired an asset of $133,250.

Warrants

During the six month period ended June 30, 2006, Intelgenx Technologies Corp. issued 100,000 stock purchase warrants exercisable into common shares at $0.41 per share which expire on April 28, 2008. The stock purchase warrants were issued in payment of a financing fee. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes valuation model, of $19,420, using the following assumptions:

Expected volatility	85%
Expected life	2 years
Risk-free interest rate	3.91%
Dividend yield	Nil

As at June 30, 2006, no stock purchase warrants were exercised.

IntelGenx Technologies Corp.
(Formerly Big Flash Corporation)

Notes to Consolidated Interim Financial Statements
June 30, 2006
(Expressed in U.S. Funds)
(Unaudited)

6.         Related Party Transactions

During the six month period ending June 30, 2006, the Company incurred expenses of approximately $9,109 (2005 - $8,201) for laboratory equipment leased from a shareholder and $2,693 (2005 - $2,026) for interest on the loan payable shareholder.

The Company has entered into employment contracts with certain executives. For the six months ended June 30, 2006, the research and development expense and the administrative salaries expense include $57,000 and $30,000 respectively paid to executives.

The transaction costs (see note 5) include approximately $95,000 paid to a company controlled by an executive.

Included in accounts payable and accrued liabilities is approximately $25,500 (2005 - $27,000) payable to shareholders.

The above related party transactions have been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

7.         Loss Per Share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the period. The warrants have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

8.         Subsequent Events

On July 3, 2006, IntelGenx Technologies Corp. filed a registration statement to allow certain stockholders to resell up to an aggregate of 3,616,489 shares of common shares for estimated proceeds of up to $2,170,000.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Under Section 145(a) of the General Corporation Law of Delaware, we may indemnify any of our officers or directors in any action other than actions by or in the right of our company, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceedings if such director or officer has no reasonable cause to believe his conduct was unlawful. Under Section 145(b), we may indemnify any of our officers or directors in any action by or in the right of our company against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to us, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by our board of directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers us to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not we would have the power to indemnify him under the provisions of the Delaware General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

Our bylaws provide that we shall indemnify each of our officers and directors to the fullest extent permitted by applicable law. Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which will be borne by the Registrant (not including any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange registration fee	$ 159
Legal fees and expenses	$18,000
Accounting fees and expenses	$8,000
Total	$26,159

Item 26. Recent Issuance of Unregistered Securities

The following shares were exempt from registration under section 4(2) of the Securities Act of 1933, Regulation D-Rule 506 and/or Regulation S promulgated there under:

On April 28, 2006 IntelGenx Technologies Corp.'s special purpose Canadian subsidiary completed the acquisition of 10,991,000 common shares of IntelGenx, pursuant to a Share Exchange Agreement and other agreements. Under the Share Exchange Agreement, Exchangeco acquired all of the issued and outstanding common shares of IntelGenx in exchange for 10,991,000 Class A Special Shares of Exchangeco, where each Class A Special Share of Exchangeco is exchangeable into one share of our common stock.

We also acquired 100,000 common share purchase warrants of IntelGenx pursuant to a securities purchase agreement which we entered into with Patrick J. Caruso, in exchange for warrants exercisable for 100,000 shares of our common stock. We also acquired 3,191,489 common shares of IntelGenx from 34 investors in exchange for the issuance of 3,191,489 shares of our common stock. Additionally, we entered into a business consultancy agreement with Mr. Caruso pursuant to which we issued to Mr. Caruso 325,000 shares of common stock as a non-refundable retainer, and in full payment of investor relations services to be rendered by Mr. Caruso under the agreement.

Item 27. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

The following exhibits are filed as part of this registration statement:

2.1 *	Share exchange agreement dated April 10, 2006
3.1	Articles of incorporation (incorporated by reference to exhibit 3.1 of the registrant Company's SB-2 filed on November 16, 1999)
3.2	By-Laws (incorporated by reference to exhibit 3.1 of the registrant SB-2 filed on November 16, 1999)
3.3	Amendment to the Articles of Incorporation, filed with amendment No. 2 to Form SB-2
4.1	Warrants dated March 16, 2006 issued to Patrick J. Caruso, filed with initial filing
5.1	Opinion on legality, filed with amendment No. 1 to Form SB-2
9.1 *	Voting Trust agreement
10.1	Host Zerbe employment agreement, filed with initial filing
10.2	Joel Cohen consulting agreement, filed with initial filing
10.3	Ingrid Zerbe employment agreement, filed with initial filing
10.4	Registration rights agreement, filed with initial filing
10.5	Principal's registration rights agreement, filed with initial filing
10.6	Investor relations consulting agreement, filed with initial filing
16.1	Letter on change in certifying accountant, filed with initial filing
21.1	Subsidiaries of the small business issuer, filed with initial filing
23.1	Consent of Hodgson Russ LLP, see exhibit 5.1
23.2	Consent of Chisholm, Bierwolf & Nilson LLC
23.3	Consent of RSM Richter
24.1	Power of attorney; included on the last page of this SB-2 registration statement

*	Incorporated by reference to 99.1 from the 8K/A filed on April 28, 2006

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form SB-2 and authorized this Amendment No. 3 to registrant's statement to be signed on its behalf by the undersigned in the city of Montreal, Province of Quebec, Canada on August 30, 2006.

Big Flash Corp.

By: /S/ Horst Zerbe.
Horst Zerbe
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Horst Zerbe as his attorney in fact, to sign any amendments to this registration statement (including post-effective amendments), and any registration statement filed under SEC Rule 424(b) and to file any of the same with exhibits thereto and other documents in connection therewith, and with the Securities and Exchange Commission, hereby ratifying and confirming that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Amendment No. 3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/S/ Horst Zerbe		Chairman and Chief	August 30, 2006
Horst Zerbe		Executive Officer (Principal
Executive Officer)

* /S/ Joel Cohen		Vice President and Chief	August 30, 2006
Joel Cohen		Financial Officer (Principal
Financial Officer) and
Director

* /s/ Bernard Boudreau	Director		August 30, 2006
Bernard Boudreau

	Director		August 30, 2006
David Coffin-Beach

	Director		August 30, 2006
Reiza Rayman

*By: /s/Horst Zerbe
Horst Zerbe, Attorney in Fact